Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

Bridge Bancorp, INC.

AND

Dime community bancshares, inc.

Dated as of JULY 1, 2020

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	2
1.1. Certain Definitions.	2
ARTICLE II THE MERGER	11
2.1. Merger.	11
2.2. Effective Time.	11
2.3. Certificate of Incorporation.	11
2.4. Bylaws.	11
2.5. Effects of the Merger.	12
2.6. Tax Consequences.	12
2.7. Bank Merger.	12
ARTICLE III CONVERSION OF SHARES	12
3.1. Conversion of DCB Common Stock; Merger Consideration.	12
3.2. Conversion DCB Preferred Stock.	14
3.3. Procedures for Exchange of DCB Common Stock and DCB Preferred Stock.	14
3.4. Equity Awards.	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF DCB	18
4.1. General.	18
4.2. Organization.	18
4.3. Capitalization.	20
4.4. Authority; No Violation.	21
4.5. Consents and Approvals.	22
4.6. Financial Statements; Securities Documents; Reports.	22
4.7. Taxes.	24
4.8. Material Contracts; Leases; Defaults.	25
4.9. Ownership of Property; Insurance Coverage.	27
4.10. Legal Proceedings.	28
4.11. Compliance With Applicable Law.	28
4.12. Employee Benefit Plans.	30
4.13. Brokers, Finders and Financial Advisors.	32
4.14. Environmental Matters.	32
4.15. Loan Portfolio and Investment Securities.	33
4.16. State Takeover Laws.	34
4.17. Required Vote.	35
4.18. Registration Obligations.	35
4.19. Risk Management Instruments.	35
4.20. Opinion of Financial Advisor.	35
4.21. Trust Accounts.	36
4.22. Intellectual Property.	36
4.23. Labor Matters.	36
4.24. No Material Adverse Effect.	37
4.25. DCB Information Supplied.	37
4.26. Related Party Transactions.	37
4.27. Reorganization.	37
4.28. No Other Representations or Warranties.	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF Bridge Bancorp	38
5.1. General.	38
5.2. Organization.	38
5.3. Capitalization.	39
5.4. Authority; No Violation.	41
5.5. Consents and Approvals.	42
5.6. Financial Statements; Securities Documents; Reports.	42
5.7. Taxes.	44
5.8. Material Contracts; Leases; Defaults.	45
5.9. Ownership of Property; Insurance Coverage.	47
5.10. Legal Proceedings.	48
5.11. Compliance With Applicable Law.	48
5.12. Employee Benefit Plans.	50
5.13. Brokers, Finders and Financial Advisors.	52
5.14. Environmental Matters.	53
5.15. Loan Portfolio and Investment Securities.	53
5.16. State Takeover Laws.	55
5.17. Required Vote.	55
5.18. Registration Obligations.	55
5.19. Risk Management Instruments.	56
5.20. Opinion of Financial Advisor.	56
5.21. Trust Accounts.	56
5.22. Intellectual Property.	56
5.23. Labor Matters.	57
5.24. No Material Adverse Effect.	57
5.25. Bridge Bancorp Information Supplied.	57
5.26. Related Party Transactions.	58
5.27. Reorganization.	58
5.28. No Other Representations or Warranties.	58
ARTICLE VI COVENANTS OF RELATING TO CONDUCT OF BUSINESS	58
6.1. Conduct of Business Prior to Effective Time.	58
6.2. Negative Covenants.	59
ARTICLE VII FURTHER COVENANTS AND AGREEMENTS	62
7.1. Current Information.	62
7.2. Maintenance of Insurance.	63
7.3. Advise of Changes.	63
7.4. Consents and Approvals of Third Parties; Best Efforts	64
7.5. Acquisition Proposals.	64
7.6. Additional Agreements.	65
7.7. Shareholder Litigation.	65
7.8. Employee Benefits.	65
7.9. Directors and Officers Indemnification and Insurance.	67
7.10. Public Announcements.	68
7.11. Change of Method.	69
7.12. Restructuring Efforts.	69
7.13. Takeover Restrictions.	69
7.14. Exemption from Liability Under Section 16(b).	70
7.15. Dividends.	70
7.16. Assumption of DCB Debt.	70
7.17. No Control of Other Party’s Business.	70
7.18. Corporate Governance	71

ARTICLE VIII REGULATORY AND OTHER MATTERS	72
8.1. Regulatory Approvals.	72
8.2. Shareholder Approvals.	74
ARTICLE IX CLOSING CONDITIONS	75
9.1. Conditions to Each Party’s Obligations under this Agreement.	75
9.2. Conditions to the Obligations of Bridge Bancorp under this Agreement.	76
9.3. Conditions to the Obligations of DCB under this Agreement.	77
ARTICLE X [Reserved]	78
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	78
11.1. Termination.	78
11.2. Effect of Termination.	79
11.3. Amendment, Extension and Waiver.	81
ARTICLE XII MISCELLANEOUS	81
12.1. Confidentiality.	81
12.2. Survival.	81
12.3. Notices.	82
12.4. Parties in Interest.	83
12.5. Complete Agreement.	83
12.6. Counterparts.	83
12.7. Severability.	83
12.8. Governing Law; Jurisdiction.	83
12.9. Confidential Supervisory Information.	84
12.10. Interpretation.	84
12.11. Specific Performance; Jurisdiction.	85
12.12. Waiver of Jury Trial.	85

Exhibit A Voting Agreements

Exhibit B Form of Bank Merger Agreement

Exhibit C Form of Bridge Bancorp Restated Certificate of Incorporation

Exhibit D Form of Amendment to Bridge Bancorp Bylaw Amendment

Exhibit E Form of Amendment to BNB Bank Bylaws Amendment

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 1, 2020, by and between Bridge Bancorp, Inc., a New York corporation (“Bridge Bancorp”) and Dime Community Bancshares, Inc., a Delaware corporation (“DCB”).

WHEREAS, Bridge Bancorp owns all of the issued and outstanding capital stock of BNB Bank, a New York chartered commercial bank;

WHEREAS, DCB owns all of the issued and outstanding capital stock of Dime Community Bank, a New York chartered commercial bank;

WHEREAS, the Board of Directors of each of Bridge Bancorp and DCB (i) has unanimously determined that this Agreement and the “merger of equals” and related transactions contemplated hereby are in the best interests of their respective companies and shareholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has adopted resolutions approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, in accordance with the terms of this Agreement, DCB will merge with and into Bridge Bancorp (the “Merger”);

WHEREAS, each of the directors and certain executive officers of Bridge Bancorp has entered into a Voting Agreement with DCB and each of the directors and certain executive officers of DCB has entered into a Voting Agreement with Bridge Bancorp, respectively, substantially in the form of Exhibit A hereto (the “Voting Agreements”), pursuant to which each such director and executive officer and his or her Affiliates (as defined herein) has agreed, among other things, to vote all shares of common stock of Bridge Bancorp or DCB, as the case may be, owned by such director or executive officer and his or her Affiliates in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined herein), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.            Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Proposal” has the meaning set forth in Section 7.5.1.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, and any amendment hereto.

“Bank Merger” shall mean the merger of Dime Community Bank with and into BNB Bank, with BNB Bank as the surviving institution, in accordance with the terms of the Bank Merger Agreement.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between BNB Bank and Dime Community Bank, in substantially the form of Exhibit B annexed to this Agreement.

“Bank Merger Certificate” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the NYDFS, the FDIC and the FRB, which regulates Bridge Bancorp, BNB Bank, DCB or Dime Community Bank, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BNB Bank” shall mean BNB Bank, a New York chartered bank, with its main office located at 2200 Montauk Highway, Bridgehampton, New York 11932, which is a wholly owned subsidiary of Bridge Bancorp.

“BNB Bank Bylaws Amendment” shall have the meaning set forth in Section 2.7.

“BNB Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Bridge Bancorp” shall mean Bridge Bancorp, Inc., a New York corporation, with its principal executive offices located at 2200 Montauk Highway, Bridgehampton, New York 11932.

“Bridge Bancorp 401(k) Plan” shall have the meaning set forth in Section 7.8.4.

“Bridge Bancorp Closing Price” shall mean the average of the closing sales price of a share of Bridge Bancorp Common Stock, as reported on NASDAQ for the ten (10) consecutive trading days ending on the fifth trading day preceding the Closing Date.

“Bridge Bancorp Common Stock” shall have the meaning set forth in Section 5.3.1.

“Bridge Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Bridge Bancorp Director” shall have the meaning set forth in Section 7.18.1.

“Bridge Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by Bridge Bancorp to DCB specifically referring to the appropriate section of this Agreement.

“Bridge Bancorp Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of Bridge Bancorp as of December 31, 2019 and 2018 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of Bridge Bancorp and its subsidiaries for each of the three years ended December 31, 2019, 2018 and 2017, as set forth in Bridge Bancorp’s annual report on Form 10-K for the year ended December 31, 2019, and (ii) the unaudited interim consolidated financial statements of Bridge Bancorp as of the end of and for the period ending each calendar quarter, and if applicable audited consolidated financial statements as of and for a calendar year, following December 31, 2019, as filed by Bridge Bancorp in its Securities Documents.

“Bridge Bancorp Material Contracts” shall have the meaning set forth in Section 5.8.3.

“Bridge Bancorp Meeting” shall have the meaning set forth in Section 8.2.

“Bridge Bancorp Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Bridge Bancorp Board Recommendation” shall have the meaning set forth in Section 8.2.

“Bridge Bancorp Bylaws Amendment” shall have the meaning set forth in Section 2.4.

“Bridge Bancorp Regulatory Reports” shall have the meaning set forth in Section 5.6.1.

“Bridge Bancorp Related Party” shall mean: (i) any Person who serves as a director or executive officer of Bridge Bancorp or any of the Bridge Bancorp Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than Bridge Bancorp or any Bridge Bancorp Subsidiaries or any Bridge Bancorp Compensation and Benefits Plans), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above.  For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children (including step-children); and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

“Bridge Bancorp Restricted Stock” shall mean a share of restricted stock granted under the Bridge Bancorp Stock Benefit Plans.

“Bridge Bancorp Restricted Stock Unit” shall mean a restricted stock unit granted under the Bridge Bancorp Stock Benefit Plans.

“Bridge Bancorp Securities Documents” shall have the meaning set forth in Section 5.6.6.

“Bridge Bancorp Stock Benefit Plans” shall mean the 2006 Stock-Based Incentive Plan, the 2012 Stock-Based Incentive Plan and the 2019 Equity Incentive Plan.

“Bridge Bancorp Stock Option” shall mean an option to purchase shares of Bridge Bancorp Common Stock granted pursuant to the Bridge Bancorp Stock Benefit Plans and the related option agreements, as set forth in Bridge Bancorp Disclosure Schedule 5.3.3.

“Bridge Bancorp Subsidiary” shall mean a Subsidiary of Bridge Bancorp.

“Burdensome Condition” has the meaning set forth in Section 8.1.3.

“Certificates of Merger” shall have the meaning set forth in Section 2.2.

“Chosen Courts” shall have the meaning set forth in Section 12.8.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.8.1.

“Converted Stock Options” shall have the meaning set forth in Section 3.4.1.

“CRA” shall have the meaning set forth in Section 4.11.5.

“DCB” shall mean Dime Community Bancshares, Inc., a Delaware corporation, with its headquarters located at 300 Cadman Plaza West, 8th Floor, Brooklyn, NY, 11201.

“DCB Board Recommendation” shall have the meaning set forth in Section 8.2.

“DCB Common Stock” shall have the meaning set forth in Section 4.3.1.

“DCB Compensation and Benefit Plans” has the meaning set forth in Section 4.12.1.

“DCB Director” shall have the meaning set forth in Section 7.18.

“DCB Disclosure Schedule” shall mean a written disclosure schedule delivered by DCB to Bridge Bancorp specifically referring to the appropriate section of this Agreement.

“DCB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules) of DCB as of December 31, 2019 and 2018 and the consolidated statements of income and comprehensive income, stockholders’ equity and cash flows (including related notes and schedules) of DCB and its subsidiaries for each of the three years ended December 31, 2019, 2018 and 2017, as set forth in DCB’s annual report on Form 10-K for the year ended December 31, 2019, and (ii) the unaudited interim consolidated financial statements of DCB as of the end of and for the period ending each calendar quarter, and if applicable audited financial statements as of and for a calendar year, following December 31, 2019, as filed by DCB in its Securities Documents.

“DCB Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“DCB Insiders” shall have the meaning set forth in Section 7.14.

“DCB KSOP Plan” shall have the meaning set forth in Section 7.8.4.

“DCB Material Contracts” shall have the meaning set forth in Section 4.8.3.

“DCB Meeting” shall have the meaning set forth in Section 8.2.

“DCB Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“DCB Regulatory Reports” shall have the meaning set forth in Section 4.6.1.

“DCB Related Party” shall mean: (i) any Person who serves as a director or executive officer of DCB or any of the DCB Subsidiaries as of the date of this Agreement, (ii) any Person controlled by a Person described in (i) above (other than DCB or any DCB Subsidiaries or any DCB Compensation and Benefit Plans), (iii) any trust of which a Person described in (i) above is grantor, and (iv) any member of the Immediate Family of any Person described in (i) above.  For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children (including step-children); and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

“DCB Restricted Stock” shall mean a share of restricted stock granted under the DCB Stock Benefit Plans.

“DCB Securities Documents” shall have the meaning set forth in Section 4.6.6.

“DCB Stock Benefit Plans” shall mean the DCB 2004 Stock Incentive Plan, the 2013 Equity and Incentive Plan, and the 2020 Equity Incentive Plan.

“DCB Stock Option” shall mean an option to purchase shares of DCB Common Stock granted pursuant to the DCB Stock Benefit Plans and the related option agreements, as set forth in DCB Disclosure Schedule 4.3.3.

“DCB Subordinated Notes” shall mean the 4.50% Fixed-to-Floating Rate Subordinated Notes due December 22, 2026 issued by DCB.

“DCB Subsidiary” shall mean a Subsidiary of DCB.

“DGCL” shall mean the Delaware General Corporation Law.

“Dime Community Bank” shall mean Dime Community Bank, a New York chartered bank, with its headquarters located at 300 Cadman Plaza West, 8th Floor, Brooklyn, NY, 11201.

“Dime Community Bank Common Stock” shall have the meaning set forth in Section 4.3.2.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Enforceability Exceptions” shall have the meaning set forth in Section 4.4.1.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exception Shares” shall mean each share of DCB Common Stock issued and outstanding immediately prior to the Effective Time that is held by DCB as treasury stock or held by DCB, any DCB Subsidiary, Bridge Bancorp or any Bridge Bancorp Subsidiary, in each case other than in a fiduciary or agency capacity on behalf of another Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.3.1.

“Exchange Fund” shall have the meaning set forth in Section 3.3.3.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of New York.

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.4.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement-Prospectus” shall mean the joint proxy statement relating to the Bridge Bancorp Meeting and the DCB Meeting that is included in the Merger Registration Statement filed by Bridge Bancorp with the SEC.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by, (i) as to Bridge Bancorp, those Persons set forth in Bridge Bancorp Disclosure Schedule 1.1, and (ii) as to DCB, those Persons set forth in DCB Disclosure Schedule 1.1, and in each case shall include any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by such Person.

“Liens” shall have the meaning set forth in Section 4.2.3.

“Material Adverse Effect” shall mean, with respect to Bridge Bancorp or DCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole, or of DCB and the DCB Subsidiaries, taken as a whole, or (ii) does or would materially impair the ability of either DCB, on the one hand, or Bridge Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting financial institutions or their holding companies generally, or interpretations thereof by Governmental Entities, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, declarations of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement, (f) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (g) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (h) changes caused by the impact of the execution or announcement of this Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel or customers subsequent to the date of this Agreement); except, with respect to subclauses (a), (b) and (e), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of DCB and the DCB Subsidiaries, taken as a whole, or Bridge Bancorp and the Bridge Bancorp Subsidiaries, taken as a whole, as the case may be, as compared to other companies in the financial services industry.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials or waste regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Bridge Bancorp Common Stock to be offered to holders of DCB Common Stock in connection with the Merger.

“NASDAQ” shall mean The Nasdaq Global Select Market.

“New Bridge Bancorp Preferred Stock” shall have the meaning set forth in Section 3.2.

“New Benefit Plans” shall have the meaning set forth in Section 7.8.1.

“New Certificate” shall have the meaning set forth in Section 3.1.3.

“NYDFS” shall mean the New York State Department of Financial Services.

“NYBCL” shall mean the New York Business Corporation Law.

“Old Certificate” shall have the meaning set forth in Section 3.1.3.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Personal Data” shall have the meaning set forth in Section 4.11.1.

“PSC” shall have the meaning set forth in Section 5.13.

“Raymond James” shall have the meaning set forth in Section 4.13.

“Recommendation Change” shall have the meaning set forth in Section 8.2.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the Bank Merger and the related transactions contemplated by this Agreement.

“Requisite Bridge Bancorp Vote” shall have the meaning set forth in Section 5.17.

“Requisite DCB Vote” shall have the meaning set forth in Section 4.17.

“Representatives” shall have the meaning set forth in Section 7.5.1.

“Restated COI” shall have the meaning set forth in Section 2.3.

“Retention Bonus” or “Retention Bonuses” shall mean the bonuses to be paid to certain key employees by the Surviving Corporation or BNB Bank after the Effective Time to ensure that such employees have sufficient financial incentive to remain in employment with the Surviving Corporation or BNB Bank, as applicable, during the transition period after the Effective Time.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all other documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Breach” shall have the meaning set forth in Section 4.11.3.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or Person of which (x) such first Person directly or indirectly owns or controls more than twenty-five percent (25%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions or (y) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Restrictions” shall have the meaning set forth in Section 4.16.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” shall mean June 30, 2021.

“Termination Fee” shall have the meaning set forth in Section 11.2.2.

“Transaction Bonuses” shall mean the bonuses payable to certain key employees after the Effective Time by the Surviving Corporation or BNB Bank to recognize such employees’ efforts both in advance of and in connection with the consummation of the Merger.

“Voting Agreements” shall have the meaning set forth in the preamble.

“WARN Act” shall have the meaning set forth in Section 7.8.7.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement in accordance with the DGCL and the NYBCL, at the Effective Time: (a) DCB shall merge with and into Bridge Bancorp, with Bridge Bancorp as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of DCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of DCB shall be vested in and assumed by the Surviving Corporation under the laws of the State of New York. As part of the Merger, each share of DCB Common Stock (other than the Exception Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.	Effective Time.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at a time prior to or after such time that NASDAQ is open for trading, on a date which shall be shall be no later than three (3) business days following the satisfaction or (to the extent permitted by applicable law) waiver of all of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), but in no event prior to January 1, 2021, or such other date and time that may be mutually agreed to in writing by the parties (such date, the “Closing Date”). On or before the Closing Date, DCB and Bridge Bancorp, respectively, shall cause to be filed (i) a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) a certificate of merger with the New York Department of State in accordance with the NYBCL (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the “Effective Time”).

2.3.	Certificate of Incorporation.

At the Effective Time, the Certificate of Incorporation of Bridge Bancorp, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety (including changing the Bridge Bancorp name to “Dime Community Bancshares, Inc.”) as set forth in Exhibit C attached hereto (the “Restated COI”), and as so amended and restated (together with the filing of the terms of the New Bridge Bancorp Preferred Stock) shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4.	Bylaws.

At the Effective Time, the Bylaws of Bridge Bancorp as in effect immediately prior to the Effective Time, shall be amended as set forth in Exhibit D attached hereto (the “Bridge Bancorp Bylaws Amendment”), and as so amended, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.5.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL and the NYBCL.

2.6.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.7.	Bank Merger.

Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Dime Community Bank will merge with and into BNB Bank, and BNB Bank shall be the surviving institution. The Bank Merger shall become effective as soon as reasonably practicable following the Effective Time of the Merger, at which time the Bank Merger shall be consummated. Prior to the Effective Time, DCB shall cause Dime Community Bank, and Bridge Bancorp shall cause BNB Bank, to execute such certificates of merger and such other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificate”) as soon as reasonably practicable following the Effective Time of the Merger. At the Effective Time, Bridge Bancorp shall cause the (a) the Bylaws of BNB Bank as in effect immediately prior to the Effective Time, to be amended as set forth in Exhibit E (the “BNB Bank Bylaws Amendment”), and (b) take all such actions as required to change the name of BNB Bank to that of “Dime Community Bank”, including amending BNB Bank’s organizational documents.

ARTICLE III
CONVERSION OF SHARES

3.1.	Conversion of DCB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Bridge Bancorp, DCB or the holders of any of the shares of DCB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.      Each share of Bridge Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall not be affected by the Merger.

3.1.2.      Each Exception Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or provided with respect thereto.

3.1.3.      Subject to Section 3.1.4, each share of DCB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Exception Shares) shall be converted into the right to receive 0.648 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Bridge Bancorp Common Stock (the “Merger Consideration”). Each share of DCB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of DCB Common Stock (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of DCB Common Stock) shall thereafter represent only the right to receive (x) the Merger Consideration in accordance with, and subject to, this Section 3.1.3 and the other terms of this Article III, (y) cash in lieu of fractional shares that the shares of DCB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 3.1.3 and Section 3.1.4, without any interest thereon, and (z) any dividends or distributions that the holder thereof has the right to receive pursuant to Section 3.3.4, in the case of each of the foregoing, without interest and subject to all applicable withholding of Tax in accordance with Section 3.3.8. Old Certificates previously representing shares of DCB Common Stock shall be exchanged for evidence of shares in book-entry form or, at Bridge Bancorp’s option, certificates (collectively, referred to herein as “New Certificates”), representing the Merger Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.3.1, without any interest thereon and subject to all applicable withholding of Tax in accordance with Section 3.3.8.

3.1.4.      Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Bridge Bancorp Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Bridge Bancorp Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Bridge Bancorp. In lieu of the issuance of any such fractional share, Bridge Bancorp shall, following the Effective Time, pay to each former holder of DCB Common Stock who otherwise would be entitled to receive a fractional share of Bridge Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Bridge Bancorp Common Stock that such holder would otherwise have been entitled to receive pursuant to Section 3.1.3 and (ii) the Bridge Bancorp Closing Price (the “Fractional Share Consideration”). For purposes of determining any fractional share interest, all shares of DCB Common Stock owned by a DCB shareholder shall be combined so as to calculate the maximum number of whole shares of Bridge Bancorp Common Stock issuable to such DCB shareholder.

3.1.5.      If, prior to the Effective Time, and subject to the terms and conditions of this Agreement, the outstanding shares of Bridge Bancorp Common Stock or DCB Common Stock shall have been changed into a different number or kind of shares or securities, in any such case as a result of a recapitalization, stock split, stock dividend, reclassification, reverse stock split or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of DCB Common Stock the same economic effect as contemplated by this Agreement prior to such event.

3.2.	Conversion DCB Preferred Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Bridge Bancorp, DCB or the holder of any securities of Bridge Bancorp or DCB, each share of DCB Preferred Stock issued and outstanding immediately prior to the Effective Time, except for shares of DCB Preferred Stock owned by DCB as treasury stock or otherwise (in each case other than in a fiduciary or agency capacity for another Person) shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Bridge Bancorp having the powers, preferences and rights in the Restated COI (all shares of such newly created series, collectively, the “New Bridge Bancorp Preferred Stock”) and, upon such conversion, the DCB Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

3.3.	Procedures for Exchange of DCB Common Stock and DCB Preferred Stock.

3.3.1.      Exchange of Certificates. Prior to the Effective Time, Bridge Bancorp shall designate a bank or trust company reasonably acceptable to DCB to act as the exchange agent in connection with the Merger (the “Exchange Agent”). As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Bridge Bancorp shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates (for purposes of this Section 3.3 Old Certificates shall be deemed to include certificates or book-entry account statements representing DCB Preferred Stock) representing shares of DCB Common Stock or DCB Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 3.1 or the New Bridge Bancorp Preferred Stock pursuant to Section 3.2, as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Old Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration that such holder of DCB Common Stock shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and any cash in lieu payable in respect of Fractional Share Consideration in accordance with Section 3.1.4, and any dividends or distributions to be paid pursuant to Section 3.3.4, or the New Bridge Bancorp Preferred Stock, as applicable, pursuant to Section 3.2 and any dividends or distributions to be paid pursuant to Section 3.3.4. From and after the Effective Time, upon proper surrender of the Old Certificates (or an affidavit of loss in lieu thereof) for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate shall be entitled to receive in exchange therefor, as applicable, (i)(A) a New Certificate representing the Merger Consideration to which such holder of DCB Common Stock shall have become entitled to receive in accordance with, and subject to, Section 3.1.3, and (B) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.1.4 and (y) any dividends or distributions that such holder has the right to receive in respect of the surrendered Old Certificate pursuant to Section 3.3.4, or (ii)(A) a New Certificate representing that number of shares of New Bridge Bancorp Preferred Stock to which such holder of DCB Preferred Stock shall have become entitled pursuant to the Section 3.2, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.3.4, and the Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrue on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 3.3.4. Until surrendered as contemplated by this Section 3.3.1, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Bridge Bancorp Common Stock or shares of New Bridge Bancorp Preferred Stock which the shares of DCB Common Stock or DCB Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.3.1 and 3.3.4.

3.3.2.      The Exchange Agent shall accept such Old Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any New Certificate representing shares of Bridge Bancorp Common Stock or New Bridge Bancorp Preferred Stock, as applicable, is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Bridge Bancorp Common Stock or New Bridge Bancorp Preferred Stock, as applicable, in any name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.3.3.      Exchange Fund. At or immediately prior to the Effective Time, Bridge Bancorp shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 3.3, (a) New Certificates representing the aggregate Merger Consideration to be issued pursuant to Section 3.1.3 and exchanged pursuant to Section 3.3.1 and the shares of New Bridge Bancorp Preferred stock to be issued pursuant to Section 3.2 and (b) cash in an amount sufficient to pay any cash in lieu of any fractional shares of Bridge Bancorp Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”; provided that no such investment income or losses thereon shall affect the amount of Merger Consideration payable, or the shares of New Bridge Bancorp Preferred stock issuable, to the holders of Old Certificates. Any interest and other income resulting from such investments shall be solely for the benefit of and paid to Bridge Bancorp.

3.3.4.      Rights of Certificate Holders after the Effective Time. The holder of an Old Certificate that prior to the Merger represented issued and outstanding DCB Common Stock or DCB Preferred Stock shall have no rights, after the Effective Time, with respect to such DCB Common Stock or DCB Preferred Stock except to surrender the Old Certificate in exchange for the Merger Consideration and the New Bridge Bancorp Preferred Stock, as applicable, as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Bridge Bancorp Common Stock or the New Bridge Bancorp Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Section 3.3. After the surrender of an Old Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Bridge Bancorp Common Stock or the New Bridge Bancorp Preferred Stock, as applicable, represented by such Old Certificate.

3.3.5.      Closing of Transfer Books. After the Effective Time, there shall be no transfers on the stock transfer books of DCB of the DCB Common Stock or the DCB Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration or the New Bridge Bancorp Preferred Stock, as applicable (together with any dividends or distributions payable with respect thereto in accordance with Section 3.3.4 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4), subject to all applicable withholding of Tax in accordance 3.3.8, that the holder presenting such Old Certificates is entitled to, as provided in this Section 3.3.

3.3.6.      Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of DCB for one (1) year after the Effective Time shall be paid to Bridge Bancorp. Any former shareholders of DCB who have not theretofore complied with this Article III shall thereafter look only to Bridge Bancorp for payment of the Merger Consideration or the shares of New Bridge Bancorp Preferred Stock (together with any dividends or distributions payable with respect thereto in accordance with Section 3.3.4 and cash in lieu of fractional shares issued in consideration therefor in accordance with Section 3.1.4) in respect of each former share of DCB Common Stock or DCB Preferred Stock, as applicable, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Bridge Bancorp, DCB, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of DCB Common Stock or DCB Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.3.7.      Lost, Stolen or Destroyed Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by the Exchange Agent or Bridge Bancorp, the posting by such Person of a bond in such amount as the Exchange Agent or Bridge Bancorp may determine is reasonably necessary as indemnification against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Bridge Bancorp, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration or shares of New Bridge Bancorp Preferred Stock, as applicable (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) in respect thereof pursuant to this Agreement.

3.3.8.      Withholding. Notwithstanding anything to the contrary herein, Bridge Bancorp shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, and shares of New Bridge Bancorp Preferred Stock, any cash in lieu of fractional shares of Bridge Bancorp Common Stock, cash dividends or distributions payable pursuant to Article III or any other amounts otherwise payable pursuant to this Agreement to any holder of DCB Common Stock or DCB Preferred Stock such amounts as Bridge Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that such amounts are properly withheld by Bridge Bancorp or the Exchange Agent, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the DCB Common Stock or DCB Preferred Stock in respect of which the deduction and withholding were made by Bridge Bancorp or the Exchange Agent.

3.4.	Equity Awards.

3.4.1.      Treatment of Stock Options. DCB Disclosure Schedule 4.3.3 sets forth all of the outstanding DCB Stock Options as of the date hereof, and Bridge Bancorp Disclosure Schedule 5.3.3 sets forth all of the outstanding Bridge Bancorp Stock Options as of the date hereof. At the Effective Time, all DCB Stock Options and Bridge Bancorp Stock Options outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, become fully vested.

(a)	Conversion of DCB Stock Options. All DCB Stock Options outstanding and unexercised immediately prior to the Effective Time shall automatically, and without any action on the part of the holder thereof, vest and be converted into options to purchase shares of Bridge Bancorp Common Stock (the “Converted Stock Options”). The number of shares of Bridge Bancorp Common Stock subject to each such Converted Stock Option shall be equal to the product (rounded down to the nearest whole number) obtained by multiplying the number of shares of DCB Common Stock subject to the applicable DCB Stock Option by the Exchange Ratio; and the exercise price per DCB Common Stock subject to the DCB Stock Options shall be divided by the Exchange Ratio (rounded up to the nearest whole cent). The adjustment provided herein with respect to any DCB Stock Option which are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. Except as provided above, after the Effective Time, the Converted Stock Options shall continue to be governed by the same terms and conditions as were applicable under the DCB Stock Benefit Plans and any award agreement.

(b)	Bridge Bancorp Stock Options. All outstanding unexercised Bridge Bancorp Stock Options shall remain outstanding with the same exercise price to which they were subject prior to the Effective Time, and except as noted above, shall not otherwise be affected by the Merger.

3.4.2.         Treatment of Restricted Stock. At the Effective Time, each DCB Restricted Stock, Bridge Bancorp Restricted Stock and Bridge Bancorp Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall fully vest, with any performance-based vesting condition to be determined based upon the greater of: (i) the actual performance of the performance goals as of a date reasonably proximate to the Effective Time based upon pro-rated performance metrics through such date; or (ii) achievement at “target level” (as defined in the applicable DCB Stock Benefit Plans or Bridge Bancorp Stock Benefit Plans). Each DCB Restricted Stock shall, by virtue of the Merger, be cancelled and converted automatically into the right to receive the Merger Consideration. The Surviving Corporation shall issue the Merger Consideration, less applicable tax withholdings, within five (5) business days following the Closing Date.

3.4.3.      Certain Actions of Bridge Bancorp. At or prior to the Effective Time, Bridge Bancorp, the Board of Directors of Bridge Bancorp and its compensation committee, as applicable, shall adopt resolutions and take all corporate actions that are necessary to effectuate the provisions of this Section 3.4.

3.4.4.            Certain Actions of DCB. At or prior to the Effective Time, DCB, the Board of Directors of DCB and its compensation committee, as applicable, shall adopt resolutions and take all corporate actions that are necessary to effectuate the provisions of this Section 3.4.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DCB

4.1.            General. DCB represents and warrants to Bridge Bancorp that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except (a) as set forth in the DCB Disclosure Schedules delivered by DCB to Bridge Bancorp on the date hereof, and except as to any representation or warranty which relates to a specific date (including those representations and warranties made solely as of the date hereof), and (b) as disclosed in any DCB Securities Documents filed or furnished to the SEC by DCB prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). For purposes of the DCB Disclosure Schedules, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the DCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by DCB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on DCB and (iii) any disclosures made in the DCB Disclosure Schedule with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.

4.2.	Organization.

4.2.1.      DCB is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly registered with the FRB as a bank holding company under the BHCA. DCB has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. DCB is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on DCB.

4.2.2.      Dime Community Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York. Dime Community Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on DCB. The deposits of Dime Community Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Dime Community Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

4.2.3.      DCB Disclosure Schedule 4.2.3 lists every DCB Subsidiary, and for each DCB Subsidiary, its jurisdiction of incorporation, and DCB’s percentage ownership of such Subsidiary. DCB owns all the capital stock of the DCB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”). Each DCB Subsidiary (other than Dime Community Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. Other than shares of capital stock of the DCB Subsidiaries listed on DCB Disclosure Schedule 4.2.3, DCB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of DCB or any DCB Subsidiary, equity interests held by any DCB Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of DCB or its Subsidiaries. There are no restrictions on the ability of any DCB Subsidiary to pay dividends or distributions except, in the case of a DCB Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

4.2.4.      The minute books of DCB and each DCB Subsidiary that have been made available to Bridge Bancorp for the period commencing January 24, 2019 and ending May 31, 2020 accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees) during such time period. The books and records of DCB have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

4.2.5.      DCB has made available to Bridge Bancorp true and correct copies of the certificate of incorporation and bylaws of DCB and each DCB Subsidiary in effect as of the date of this Agreement.

4.3.	Capitalization.

4.3.1.      The authorized capital stock of DCB consists of (i) 125,000,000 shares of common stock, no par value per share (“DCB Common Stock”) and (ii) 9,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, except as set forth in DCB Disclosure Schedule 4.3.1, there are (i) 33,087,049 shares of DCB Common Stock issued and outstanding, (ii) 5,299,200 shares of 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “DCB Preferred Stock”) issued and outstanding, (iii) 609,404 shares of DCB Common Stock granted in respect of outstanding awards of DCB Restricted Stock under the DCB Stock Benefit Plans, (iv) 34,910 shares of DCB Common Stock reserved for issuance upon the exercise of DCB Stock Options granted under the DCB Stock Benefit Plans, and (v) 1,300,000 shares of DCB Common Stock reserved for issuance under the DCB Stock Benefit Plans, and (vi) no other shares of capital stock or other voting securities of DCB are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of DCB Common Stock and DCB Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. There are 20,637,184 shares of DCB Common Stock held by DCB as treasury stock.

4.3.2.      The authorized capital stock of Dime Community Bank consists of 100,000 shares of common stock, par value $0.01 per share (“Dime Community Bank Common Stock”). All the issued and outstanding shares of Dime Community Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by DCB free and clear of any Liens. Except as set forth in DCB Disclosure Schedule 4.3.2, either DCB or Dime Community Bank owns all the outstanding shares of capital stock of each DCB Subsidiary free and clear of all Liens.

4.3.3.      Except for the DCB Preferred Stock and outstanding DCB Stock Options and awards of DCB Restricted Stock, neither DCB nor any DCB Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of DCB Common Stock, or any other security of DCB or any securities representing the right to vote, purchase or otherwise receive any shares of DCB Common Stock or any other security of DCB. DCB Disclosure Schedule 4.3.3 sets forth the name of each holder of a DCB Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant date, vesting schedules, and expiration dates, and the exercise price relating to the options held, and whether the DCB Stock Option is an incentive stock option or a nonqualified stock option, as well as comparable information for all outstanding awards of DCB Restricted Stock. Except for the awards of DCB Stock Options and DCB Restricted Stock set forth in DCB Disclosure Schedule 4.3.3, there are no outstanding equity awards under the DCB Stock Benefit Plans or otherwise.

4.3.4.      DCB does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests (a) in each DCB Subsidiary, (b) held in a fiduciary capacity, and (c) stock in the FHLB.

4.3.5.      As of the date of this Agreement, and except as set forth in DCB Disclosure Schedule 4.3.5, to DCB’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of DCB Common Stock.

4.3.6.      Except as set forth in DCB Disclosure Schedule 4.3.6, no bonds, debentures, trust-preferred securities or other similar indebtedness of DCB or any DCB Subsidiary are outstanding. No bonds, debentures, notes or other indebtedness issued by DCB or any DCB Subsidiary are outstanding (i) that have the right to vote on any matters on which shareholders of DCB or any of DCB Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of DCB or any DCB Subsidiary.

4.3.7.      Holders of DCB Preferred Stock do not have any voting rights as it relates to this Agreement, the Merger, the Bank Merger Agreement and the Bank Merger. This Agreement, the Merger, the Bank Merger Agreement and the Bank Merger will not be considered a liquidation, dissolution or winding up of DCB, as such terms are defined in the Certificate of Designations, Powers, Preferences and Rights of 5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock Series A.

4.4.	Authority; No Violation.

4.4.1.      DCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement by the holders of the DCB Common Stock by the Requisite DCB Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DCB and the consummation by DCB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of DCB, and no other corporate proceedings on the part of DCB, except for the approval of this Agreement by the holders of the DCB Common Stock by the Requisite DCB Vote, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by DCB, and subject to approval by the shareholders of DCB by the Requisite DCB Vote and receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by Bridge Bancorp, constitutes a valid and binding obligation of DCB, enforceable against DCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (the “Enforceability Exceptions”). DCB has approved the Bank Merger and the Bank Merger Agreement in its capacity as sole stockholder of Dime Community Bank.

4.4.2.      Subject to receipt of Regulatory Approvals and DCB’s and Bridge Bancorp’s compliance with any conditions contained therein, and receipt of the approval of the Merger Agreement and the Merger by the holders of the DCB Common Stock by the Requisite DCB Vote, (A) the execution and delivery of this Agreement by DCB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by DCB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of DCB or any DCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DCB or any DCB Subsidiary or to their respective properties or assets; or (iii)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of DCB or any DCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which DCB or any DCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DCB and the DCB Subsidiaries taken as a whole.

4.5.	Consents and Approvals.

Except as set forth in DCB Disclosure Schedule 4.5 and for (a) applications, filings and notices with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, and (c) the filing of any required applications or approval of the listing of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock to be issued in the Merger on NASDAQ, (d) the filing of the Certificates of Merger with the New York Department of State in accordance with the NYBCL and with the Secretary of State of the State of Delaware in accordance with the DGCL, (e) the filing of the Restated COI with the New York Department of State in accordance with the NYBCL; (f) the filing of the Bank Merger Certificate; (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock pursuant to this Agreement; and (h) the approval of this Agreement by the holders of shares of DCB Common Stock by the Requisite DCB Vote, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to DCB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any third parties or Governmental Entities are necessary, to accomplish (x) the execution and delivery of this Agreement by DCB, and (y) the completion of the Merger by DCB and the Bank Merger by Dime Community Bank.

4.6.	Financial Statements; Securities Documents; Reports.

4.6.1.      Since January 1, 2017, Dime Community Bank has filed with the NYDFS and the FDIC, and DCB has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “DCB Regulatory Reports”), and if requested by Bridge Bancorp, DCB promptly will deliver or make available to Bridge Bancorp accurate and complete copies of such reports and documentation. The DCB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. DCB Disclosure Schedule 4.6.1 lists all examinations of Dime Community Bank conducted by the NYDFS and the FDIC, and all examinations of DCB conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by Dime Community Bank and DCB, respectively. Notwithstanding anything in this Section 4.6.1, nothing in this Section 4.6.1 shall require DCB to provide Bridge Bancorp with any confidential regulatory supervisory information of Dime Community Bank or DCB.

4.6.2.      The DCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) have been prepared from, and are in accordance with, the books and records of DCB and the DCB Subsidiaries, and as of their respective dates of filing with the SEC, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments, and to any other adjustments described therein), changes in shareholders’ equity, the consolidated financial position, results of operations and cash flows of DCB and the DCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3.      At the date of each balance sheet included in the DCB Financial Statements or the DCB Regulatory Reports, DCB had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such DCB Financial Statements or DCB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4.      The records, systems, controls, data and information of DCB and the DCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive and direct control of DCB and the DCB Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive or non-direct control that would not reasonably be expected to have a materially adverse impact on the system of internal accounting controls described below in this Section 4.6.4. DCB (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the DCB Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect DCB’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in DCB’s internal control over financial reporting. These disclosures (if any) were made in writing by management to DCB’s auditors and audit committee and a copy has previously been made available to Bridge Bancorp.

4.6.5.      Since January 1, 2017, (i)  neither DCB nor any DCB Subsidiary, nor to the Knowledge of DCB, any director, officer, employee, auditor, accountant or representative of DCB or any DCB Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of DCB or any DCB Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that DCB or any DCB Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing DCB or any DCB Subsidiary has reported evidence of a material violation of Securities Laws or banking laws, breach of fiduciary duty or similar violation with respect to DCB or any DCB Subsidiary, or any of their respective officers, directors, employees or agents to the Board of Directors of DCB or any DCB Subsidiary or to any committee thereof.

4.6.6.      Since January 1, 2017, DCB has filed with the SEC all forms, reports, schedules, prospectus, registration statements, and definitive proxy statements required to be filed by it with the SEC pursuant to the Exchange Act and Securities Act (the “DCB Securities Documents”). As of their respective dates, the Securities Documents filed by DCB complied with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the DCB Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC which have been provided to DCB with respect to any of the DCB Securities Documents.

4.6.7.      DCB and its officers and Board of Directors are in material compliance with, and have complied in all material respects with, (1) the applicable provisions of Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.

4.7.	Taxes.

DCB and each DCB Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of DCB and each DCB Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of DCB and each DCB Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of DCB and each DCB Subsidiary for all years to and including 2015 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither DCB nor any DCB Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of DCB and or any DCB Subsidiary or the assets of DCB and any DCB Subsidiary. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of DCB or any DCB Subsidiary. DCB has made available to Bridge Bancorp true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years. Neither DCB nor any DCB Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among DCB and each DCB Subsidiary). Neither DCB nor any DCB Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was DCB) or (B) has any liability for the Taxes of any Person (other than DCB or any DCB Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither DCB nor any DCB Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither DCB nor any DCB Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has DCB been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.8.	Material Contracts; Leases; Defaults.

4.8.1.      Except as set forth in DCB Disclosure Schedule 4.8.1, neither DCB nor any DCB Subsidiary is a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement or other material agreement with any officer, director or employee of DCB or any DCB Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of DCB or any DCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of DCB or any DCB Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by DCB or any DCB Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which DCB or any DCB Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bridge Bancorp, BNB Bank or any Bridge Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates DCB or any DCB Subsidiary for the payment of more than $150,000 annually or for the payment of more than $200,000 over its remaining term, which is not terminable with or without cause on 60 days’ or less notice without penalty or payment, (vii) that is a material intellectual property license or under which DCB or any DCB Subsidiary has licensed to others the right to use any intellectual property owned by DCB or any DCB Subsidiary, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for DCB or any DCB Subsidiary other than through customization tools made available by the applicable licensor, (viii) that provides any rights to shareholders of DCB, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to DCB’s or any DCB Subsidiary’s Board of Directors or (ix) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by DCB or any DCB Subsidiary.

4.8.2.      Each real estate lease that requires the consent of the lessor or its agent of the Merger or Bank Merger by virtue of the terms of any such lease, is listed in DCB Disclosure Schedule 4.8.2.

4.8.3.      True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 (“DCB Material Contracts”) have been made available to Bridge Bancorp on or before the date hereof, and are, including to the extent applicable in the case of DCB Compensation and Benefit Plans, in full force and effect on the date hereof and DCB has not (nor, to the Knowledge of DCB, has another party to any such contract, arrangement or instrument) materially breached any provision of, or is not in default in any material respect under any term of, any DCB Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default or material breach. Except as listed on DCB Disclosure Schedule 4.8.3, no party to any DCB Material Contract will have the right to terminate any or all of the provisions of any such DCB Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.      Except as set forth in DCB Disclosure Schedule 4.8.4, since December 31, 2019, through and including the date of this Agreement, neither DCB nor any DCB Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on DCB Disclosure Schedule 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2019 (which amounts have been previously made available to Bridge Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on DCB Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any DCB Common Stock Options, any equity award under a DCB Stock Benefit Plan, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii)  established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of DCB or any DCB Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $400,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of DCB or any DCB Subsidiary affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.	Ownership of Property; Insurance Coverage.

4.9.1.      DCB and each DCB Subsidiary has good and, as to real property, marketable title, to all material assets and properties owned by DCB or any DCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the DCB Regulatory Reports and in the DCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by DCB acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the DCB Financial Statements. DCB and each DCB Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by DCB or such DCB Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.9.2.      With respect to all material agreements pursuant to which DCB or any DCB Subsidiary has purchased securities subject to an agreement to resell, if any, DCB or any DCB Subsidiary has a Lien (which to DCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.      DCB and each DCB Subsidiary are insured with reputable insurers against such risks and in such amounts that management of DCB reasonably determined to be prudent, sufficient and consistent with industry practice, and DCB and each DCB Subsidiary are in compliance in all material respects with their insurance policies. Neither DCB nor any DCB Subsidiary has received notice from any insurance carrier during the past two (2) years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. Except as disclosed in DCB Disclosure Schedule 4.9.3, there are presently no material claims pending under such policies of insurance and no notices have been given by DCB or any DCB Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years DCB and each DCB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. DCB Disclosure Schedule 4.9.3 identifies all material policies of insurance maintained by DCB and the DCB Subsidiaries as of the date of this Agreement.

4.10.	Legal Proceedings.

Except as set forth in DCB Disclosure Schedule 4.10, there is no suit, action, investigation or proceeding pending or, to DCB’s Knowledge, threatened against or affecting DCB or any DCB Subsidiary (and to DCB’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to DCB or any such DCB Subsidiary, would be (A) material to its business, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by DCB or any DCB Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) or to which their respective assets are subject.

4.11.	Compliance With Applicable Law.

4.11.1.  Except as set forth in DCB Disclosure Schedule 4.11.1, to DCB’s Knowledge, DCB and each DCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”). The Boards of Directors of DCB and Dime Community Bank have adopted and DCB and Dime Community Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2.  Neither DCB nor any DCB Subsidiary has any Knowledge of, nor has DCB or any DCB Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause DCB or any DCB Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither DCB nor any DCB Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

4.11.3.  DCB (including Dime Community Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of DCB, neither DCB nor any DCB Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DCB. To the knowledge of DCB, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on DCB.

4.11.4.  DCB and each DCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DCB or Dime Community Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of DCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.11.5.  Except as set forth in DCB Disclosure Schedule 4.11.5, neither DCB nor any DCB Subsidiary is, or since January 1, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Subject to Section 12.9, and except as set forth in DCB Disclosure Schedule 4.11.5, since January 1, 2017, neither DCB nor any DCB Subsidiary has received any written notification or, to DCB’s Knowledge, any other communication from any Bank Regulator (i) asserting that DCB or any DCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to DCB or any DCB Subsidiary; (iii) requiring, or threatening to require, DCB or any DCB Subsidiary, or indicating that DCB or any DCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of DCB or any DCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of DCB or any DCB Subsidiary, including without limitation any restriction on the payment of dividends. The most recent regulatory rating given to Dime Community Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12.	Employee Benefit Plans.

4.12.1.  DCB Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit policies and arrangements maintained by DCB or any DCB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of DCB or any DCB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “DCB Compensation and Benefit Plans”). Neither DCB nor any DCB Subsidiary has any commitment to create any additional DCB Compensation and Benefit Plan or to materially modify, change or renew any existing DCB Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans would be deemed material), except as required by applicable law or Governmental Entity or to maintain the qualified status thereof. DCB has made available to Bridge Bancorp true and correct copies of the DCB Compensation and Benefit Plans.

4.12.2.  Except as disclosed in DCB Disclosure Schedule 4.12.2, each DCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Each DCB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to DCB’s Knowledge there are no facts or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of DCB, threatened action, suit or claim relating to any of the DCB Compensation and Benefit Plans (other than routine claims for benefits). DCB has not engaged in a transaction, or omitted to take any action, with respect to any DCB Compensation and Benefit Plan that would reasonably be expected to subject DCB to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3.  Neither DCB nor any DCB Subsidiary has ever maintained or contributed to or has any liability under a DCB Compensation and Benefit Plan which is subject to Title IV of ERISA.

4.12.4.  All material contributions required to be made under the terms of any DCB Compensation and Benefit Plan have been timely made or are accrued on DCB’s Financial Statements to the extent required by GAAP.

4.12.5.  Neither DCB nor any DCB Subsidiary has any obligation to provide post-employment health, life insurance, or disability insurance, or, except as set forth in DCB Disclosure Schedule 4.12.5, any retiree death benefits under any DCB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in DCB Disclosure Schedule 4.12.5, there has been no communication to employees by DCB or any DCB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.  Neither DCB nor any DCB Subsidiary maintains any DCB Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.  With respect to each DCB Compensation and Benefit Plan, if applicable, DCB has provided or made available to Bridge Bancorp copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C)  most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.  Except as provided in DCB Disclosure Schedule 4.12.8, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any DCB Compensation and Benefit Plan, (C) result in any increase in benefits payable under any DCB Compensation and Benefit Plan, (D) entitle any current or former employee, director or independent contractor of DCB to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

4.12.9.  Except as disclosed in DCB Disclosure Schedule 4.12.9, neither DCB nor any DCB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that DCB makes no representation or warranty regarding the effect of the transactions contemplated by this Agreement or any actions taken by Bridge Bancorp or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.                      Except as disclosed in DCB Disclosure Schedule 4.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.

4.12.11.                      Except as disclosed in DCB Disclosure Schedule 4.12.11, there are no stock options, warrants, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the DCB Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12.                      Neither DCB nor any of its Subsidiaries sponsors any employee benefit plan or has entered into an agreement or arrangement that provides for any post-employment or post-retirement health or medical, disability or life insurance benefits for retired or former directors, employees or their dependents, except as required by Section 4980B of the Code.

4.13.	Brokers, Finders and Financial Advisors.

DCB has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) by DCB and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with Raymond James, setting forth the fees payable to Raymond James for services rendered to DCB in connection with the Merger and transactions contemplated by this Agreement, is attached to DCB Disclosure Schedule 4.13.

4.14.	Environmental Matters.

4.14.1.  To the Knowledge of DCB, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by DCB (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon DCB or any DCB Subsidiary. To the Knowledge of DCB, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to DCB or any DCB Subsidiary by reason of any Environmental Laws. Neither DCB nor any DCB Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that DCB or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by DCB or any DCB Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon DCB or any DCB Subsidiary.

4.14.2.  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to DCB’s Knowledge, threatened, before any court, governmental agency or other forum against DCB or any DCB Subsidiary, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by DCB or any DCB Subsidiary; and

4.15.	Loan Portfolio and Investment Securities.

4.15.1.  The allowance for loan losses reflected in DCB’s audited consolidated balance sheet at December 31, 2019, and the allowance for loan losses reflected in DCB’s unaudited (and any audited) consolidated balance sheets for periods ending after December 31, 2019 as filed in any DCB Securities Documents, were in the reasonable opinion of DCB’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

4.15.2.  DCB Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2020, by account, of: (A) all loans (including loan participations) of Dime Community Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Dime Community Bank which have been terminated by Dime Community Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Dime Community Bank during the past twelve months of, or has asserted against Dime Community Bank, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by Dime Community Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.  All loans receivable (including discounts) and accrued interest entered on the books of Dime Community Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Dime Community Bank’s business. All such loans are owned by Dime Community Bank free and clear of any Liens.

4.15.4.  (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of DCB and any DCB Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

4.15.5.  DCB and each DCB Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of DCB or such DCB Subsidiary. Such securities are valued on the books of DCB in accordance with GAAP in all material respects. DCB and each DCB Subsidiary employs investment, securities, risk management and other policies, practices and procedures which DCB believes are prudent and reasonable.

4.15.6.  Neither DCB nor any DCB Subsidiary is now, or has been since January 1, 2017, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.

4.15.7.  None of the agreements pursuant to which DCB or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

4.15.8.  DCB Disclosure Schedule 4.15.8 sets forth each loan participation entered into by DCB or any of the DCB Subsidiaries as of March 31, 2020.

4.15.9.  DCB Disclosure Schedule 4.15.9 sets forth a list of all loans by DCB and the DCB Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of DCB or any of the DCB Subsidiaries.  There are no loans to any employee, senior executive officer, director or other Affiliate of DCB on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.  All such loans are and were made in compliance in all material respects with all applicable laws, including Regulation O and Regulation W of the Federal Reserve Board.  Each loan disclosed in DCB Disclosure Schedule 4.15.9  has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

4.16.	State Takeover Laws.

The Board of Directors of DCB has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of DCB’s certificate of incorporation or bylaws (collectively, with any similar provisions of the Bridge Bancorp Certificate of Incorporation or Bridge Bancorp Bylaws, “Takeover Restrictions”). In accordance with the DGCL, no appraisal or dissenters’ rights will be available to the holders of DCB Common Stock or DCB Preferred Stock in connection with the Merger.

4.17.	Required Vote.

The affirmative vote of a majority of the issued and outstanding shares of DCB Common Stock entitled to vote (the “Requisite DCB Vote”) is the only shareholder approval required to approve this Agreement and the Merger under DCB’s certificate of incorporation and the DGCL.

4.18.	Registration Obligations.

Neither DCB nor any DCB Subsidiary is bound by any agreement or under any obligation in connection with any transaction, contingent or otherwise, that will survive the Effective Time and obligate DCB or any DCB Subsidiary to register any of its securities under the Securities Act.

4.19.	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for DCB’s or any DCB Subsidiary’s own account or for the account of one or more of their customers (all of which are set forth in DCB Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of DCB, with counterparties believed to be financially responsible at the time; and to DCB’s Knowledge, each of them constitutes the valid and legally binding obligation of DCB or any such DCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither DCB nor any DCB Subsidiary, nor to the Knowledge of DCB is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20.	Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of DCB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of DCB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.21.	Trust Accounts.

Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DCB, (i) DCB and each of the DCB Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of DCB, any of the DCB Subsidiaries, or any of its or the DCB Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account. Neither DCB nor any DCB Subsidiary exercises trusts powers or acts as a fiduciary in any manner requiring NYDFS or FDIC approval.

4.22.	Intellectual Property.

To DCB’s Knowledge, DCB and the DCB Subsidiaries own or possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business, and except in each case which, either individually or in the aggregate, the absence of which would not reasonably be expected to have a Material Adverse Effect on DCB, and neither DCB nor any DCB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. DCB and the DCB Subsidiaries have performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of DCB, the conduct of the business of DCB and the DCB Subsidiaries as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DCB.

4.23.	Labor Matters.

There are no labor or collective bargaining agreements to which DCB or any DCB Subsidiary is a party. To the Knowledge of DCB, there is no union organizing effort pending or, to the Knowledge of DCB, threatened against DCB or any DCB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of DCB, threatened against DCB or any DCB Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of DCB, threatened against DCB or any DCB Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of DCB, DCB and each DCB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on DCB.

4.24.	No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on DCB. Except as set forth in DCB Disclosure Schedule 4.24, since December 31, 2019 through the date of this Agreement, DCB and each DCB Subsidiary has carried on its respective business in all material respects in the ordinary course.

4.25.        DCB Information Supplied.

The information relating to DCB, the DCB Subsidiaries and its and their respective directors and officers which is provided by DCB or its representatives and is specifically called for inclusion in the Joint Proxy Statement-Prospectus, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.	Related Party Transactions.

Except as set forth in DCB Disclosure Schedule 4.26 and in DCB’s Securities Documents, other than normal reimbursements for business expenses or depository relationships made in the ordinary course of business, neither DCB nor the DCB Subsidiaries is a party to any contract or agreement with any DCB Related Party or with any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding common stock of DCB or in which (to DCB’s Knowledge) any DCB Related Party or such 5% holder has a material interest.

4.27.	Reorganization.

Neither DCB nor any of the DCB Subsidiaries have taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.28.	No Other Representations or Warranties.

Except for the representations and warranties made by DCB in this Article IV, neither DCB nor any other Person makes any express or implied representation or warranty with respect to DCB, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and DCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither DCB nor any other Person makes or has made any representation or warranty to Bridge Bancorp, BNB Bank or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to DCB, the DCB Subsidiaries, or any of their businesses, or (ii) except for the representations and warranties made by DCB in this Article IV, any oral or written information presented to Bridge Bancorp or BNB Bank or any of its Affiliates or representatives in the course of their due diligence investigation of DCB, the negotiation of this Agreement or in the course of the transactions contemplated hereby. DCB acknowledges and agrees that neither Bridge Bancorp, BNB Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Bridge Bancorp

5.1.	General.

Bridge Bancorp represents and warrants to DCB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except (a) as set forth in the Bridge Bancorp Disclosure Schedules delivered by Bridge Bancorp to DCB on the date hereof, and except as to any representation or warranty which relates to a specific date (including those representations and warranties made solely as of the date hereof), and (b) as disclosed in any Bridge Bancorp Securities Documents filed or furnished to the SEC by Bridge Bancorp prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). For purposes of the Bridge Bancorp Disclosure Schedules, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Bridge Bancorp Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Bridge Bancorp that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Bridge Bancorp and (iii) any disclosures made in the Bridge Bancorp Disclosure Schedule with respect to a section of this Article V shall be deemed to qualify any other section of this Article V (A) specifically referenced or cross-referenced in such disclosure or (B) to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections of this Article.

5.2.	Organization.

5.2.1.      Bridge Bancorp is a corporation duly organized and validly existing and in good standing under the laws of the State of New York, and is duly registered with the FRB as a bank holding company under the BHCA. Bridge Bancorp has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted. Bridge Bancorp is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.

5.2.2.      BNB Bank is a bank duly organized, validly existing and in good standing under the laws of the State of New York. BNB Bank has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Bridge Bancorp. The deposits of BNB Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. BNB Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.3.      Bridge Bancorp Disclosure Schedule 5.2.3 lists every Bridge Bancorp Subsidiary, and for each Bridge Bancorp Subsidiary, its jurisdiction of incorporation and Bridge Bancorp’s percentage ownership of each Subsidiary. Bridge Bancorp owns all the capital stock of the Bridge Bancorp Subsidiaries, free and clear of any Lien, except that shares of non-voting preferred stock of Bridgehampton Community, Inc., a real estate investment trust Subsidiary of BNB Bank, are held by Persons other than BNB Bank. Each Bridge Bancorp Subsidiary (other than BNB Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and each has all requisite company, partnership or corporate (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted. Other than shares of capital stock of the Bridge Bancorp Subsidiaries listed on Bridge Bancorp Disclosure Schedule 5.2.3, Bridge Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Bridge Bancorp or any Bridge Bancorp Subsidiary, equity interests held by any Bridge Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Bridge Bancorp or its Subsidiaries. There are no restrictions on the ability of any Bridge Bancorp Subsidiary to pay dividends or distributions except, in the case of a Bridge Bancorp Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

5.2.4.      The minute books of Bridge Bancorp and each Bridge Bancorp Subsidiary have been made available to DCB for the period commencing January 7, 2019 and ending May 31, 2020 accurately record, in all material respects, all material corporate actions of shareholders and boards of directors (including committees) during such time period. The books and records of Bridge Bancorp have been, and are being, maintained in all material respects in accordance with GAAP and reflect only actual transactions.

5.2.5.      Bridge Bancorp has made available to DCB true and correct copies of the certificate of incorporation and bylaws of Bridge Bancorp and each Bridge Bancorp Subsidiary in effect as of the date of this Agreement.

5.3.	Capitalization.

5.3.1.      The authorized capital stock of Bridge Bancorp consists of (i) 40,000,000 shares of common stock, $0.01 par value per share (“Bridge Bancorp Common Stock”) and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Bridge Bancorp Preferred Stock”). As of the date hereof, there are (i) 19,734,034 shares of Bridge Bancorp Common Stock issued and outstanding, (ii) no shares of Bridge Bancorp Preferred Stock issued and outstanding, (iii) 524,965 shares of Bridge Bancorp Common Stock granted in respect of outstanding awards of Bridge Bancorp Restricted Stock or Bridge Bancorp Restricted Stock Units under the Bridge Bancorp Stock Benefit Plans, (iv) 180,020 shares of Bridge Bancorp Common Stock reserved for issuance upon the exercise of Bridge Bancorp Stock Options granted under the Bridge Bancorp Stock Benefit Plans, (v) 1,000,000 shares authorized for issuance under the Bridge Bancorp Employee Stock Purchase Plan and 17,534 issued under the Bridge Bancorp Employee Stock Purchase Plan, and (vi) no other shares of capital stock or other voting securities of Bridge Bancorp are issued, reserved for issuance of outstanding. All of the issued and outstanding shares of Bridge Bancorp Common Stock and Bridge Bancorp Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights issued and outstanding. There are 190,060 shares of Bridge Bancorp Common Stock held by Bridge Bancorp as treasury stock.

5.3.2.      The authorized capital stock of BNB Bank consists of 150,000 shares of common stock, par value $5.00 per share (“BNB Bank Common Stock”). All the issued and outstanding shares of BNB Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Bridge Bancorp free and clear of any Liens. Except as set forth in Bridge Bancorp Disclosure Schedule 5.3.2, either Bridge Bancorp or BNB Bank owns all the outstanding shares of capital stock of each Bridge Bancorp Subsidiary free and clear of all Liens.

5.3.3.      Except for outstanding Bridge Bancorp Stock Options and awards of Bridge Bancorp Restricted Stock and Bridge Bancorp Restricted Stock Units, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Bridge Bancorp Common Stock, or any other security of Bridge Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of Bridge Bancorp Common Stock or any other security of Bridge Bancorp. Bridge Bancorp Disclosure Schedule 5.3.3 sets forth the name of each holder of a Bridge Bancorp Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the grant date, vesting schedules and expiration dates, and the exercise price relating to the options held, and whether the Bridge Bancorp Stock Option is an incentive stock option or a nonqualified stock option, as well as comparable information for all outstanding awards of Bridge Bancorp Restricted Stock and Restricted Stock Units. Except for the awards of Bridge Bancorp Stock Options, Bridge Bancorp Restricted Stock and Bridge Bancorp Restricted Stock Units set forth in Bridge Bancorp Disclosure Schedule 5.3.3, there are no outstanding equity awards under the Bridge Bancorp Stock Benefit Plans or otherwise.

5.3.4.      Bridge Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests (a) in each Bridge Bancorp Subsidiary, (b) held in a fiduciary capacity, and (c) stock in the FHLB.

5.3.5.      As of the date of this Agreement, and except as set forth in Bridge Bancorp Disclosure Schedule 5.3.5, to Bridge Bancorp’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Bridge Bancorp Common Stock.

5.3.6.      Except as set forth in Bridge Bancorp Disclosure Schedule 5.3.6, no bonds, debentures, trust-preferred securities or other similar indebtedness of Bridge Bancorp or any Bridge Bancorp Subsidiary are outstanding. No bonds, debentures, notes or other indebtedness issued by Bridge Bancorp or any Bridge Bancorp Subsidiary are outstanding (i) that have the right to vote on any matters on which shareholders of Bridge Bancorp or any of Bridge Bancorp Subsidiary may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Bridge Bancorp or any Bridge Bancorp Subsidiary.

5.4.	Authority; No Violation.

5.4.1.      Bridge Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals, and the approval of this Agreement and the Restated COI by the holders of the Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bridge Bancorp and the consummation by Bridge Bancorp of the transactions contemplated hereby, including the Merger and the Restated COI, have been duly and validly approved by the Board of Directors of Bridge Bancorp, and no other corporate proceedings on the part of Bridge Bancorp, except for the approval of this Agreement and the Restated COI by the holders of the Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Bridge Bancorp, and subject to approval by the shareholders of Bridge Bancorp by the Requisite Bridge Bancorp Vote and receipt of the Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by DCB, constitutes a valid and binding obligation of Bridge Bancorp, subject to the Enforceability Exceptions. The shares of Bridge Bancorp Common Stock and New Bridge Bancorp Preferred Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Bridge Bancorp Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Bridge Bancorp will have any preemptive right or similar rights in respect thereof. Bridge Bancorp has approved the Bank Merger and the Bank Merger Agreement in its capacity as sole stockholder of BNB Bank.

5.4.2.      Subject to receipt of Regulatory Approvals and Bridge Bancorp’s and DCB’s compliance with any conditions contained therein, and receipt of the approval of the Merger Agreement, the Merger and the Restated COI by the holders of the Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, (A) the execution and delivery of this Agreement by Bridge Bancorp, (B) the consummation of the transactions contemplated hereby, and (C) compliance by Bridge Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Bridge Bancorp or any Bridge Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bridge Bancorp or any Bridge Bancorp Subsidiary or to their respective properties or assets; or (iii)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Bridge Bancorp or any Bridge Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Bridge Bancorp or any Bridge Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp and the Bridge Bancorp Subsidiaries taken as a whole..

5.5.	Consents and Approvals.

Except as set forth in Bridge Bancorp Disclosure Schedule 5.5 and for (a) applications, filings and notices with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, including the Joint Proxy Statement-Prospectus, any filings that are necessary under applicable requirements of the Exchange Act, and declaration of effectiveness of the Merger Registration Statement, and (c) the filing of any required applications or approval of the listing of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock to be issued in the Merger on NASDAQ, (d) the filing of the Certificates of Merger with the New York Department of State in accordance with the NYBCL and with the Secretary of State of the State of Delaware in accordance with the DGCL, (e) the filing of the Restated COI with the New York Department of State in accordance with the NYBCL; (f) the filing of the Bank Merger Certificate; (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bridge Bancorp Common Stock and the New Bridge Bancorp Preferred Stock pursuant to this Agreement, and (h) the approval of this Agreement and the Restated COI by the holders of shares of Bridge Bancorp Common Stock by the Requisite Bridge Bancorp Vote, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to Bridge Bancorp’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties or Governmental Entities are necessary, to accomplish (x) the execution and delivery of this Agreement by Bridge Bancorp, and (y) the completion of the Merger by Bridge Bancorp and the Bank Merger by BNB Bank.

5.6.	Financial Statements; Securities Documents; Reports.

5.6.1.      Since January 1, 2017, BNB Bank has filed with the NYDFS and the FDIC, and Bridge Bancorp has filed with the FRB, in correct form all reports and other documentation required to be filed under applicable laws and regulations (the “Bridge Bancorp Regulatory Reports”), and if requested by DCB, Bridge Bancorp promptly will deliver or make available to DCB accurate and complete copies of such reports and documentation. The Bridge Bancorp Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports. Bridge Bancorp Disclosure Schedule 5.6.1 lists all examinations of BNB Bank conducted by the NYDFS and the FDIC, and all examinations of Bridge Bancorp conducted by the FRB, since January 1, 2017 and the dates of any responses thereto submitted by BNB Bank and Bridge Bancorp, respectively. Notwithstanding anything in this Section 4.6.1, nothing in this Section 4.6.1 shall require Bridge Bancorp to provide DCB with any confidential regulatory supervisory information of BNB Bank or Bridge Bancorp.

5.6.2.      The Bridge Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) have been prepared from, and are in accordance with, the books and records of DCB and the DCB Subsidiaries, and as of their respective dates of filing with the SEC, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), changes in shareholders’ equity, the consolidated financial position, results of operations and cash flows of Bridge Bancorp and the Bridge Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3.      At the date of each balance sheet included in the Bridge Bancorp Financial Statements or the Bridge Bancorp Regulatory Reports, Bridge Bancorp had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Bridge Bancorp Financial Statements or Bridge Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material, either individually or in the aggregate, or which were incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.4.      The records, systems, controls, data and information of Bridge Bancorp and the Bridge Bancorp Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Bridge Bancorp and the Bridge Bancorp Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse impact on the system of internal accounting controls described below in this Section 5.6.4. Bridge Bancorp (i) has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Bridge Bancorp Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Bridge Bancorp’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Bridge Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Bridge Bancorp’s auditors and audit committee and a copy has previously been made available to DCB.

5.6.5.      Since January 1, 2017, (i)  neither Bridge Bancorp nor any Bridge Bancorp Subsidiary, nor to the Knowledge of Bridge Bancorp, any director, officer, employee, auditor, accountant or representative of Bridge Bancorp or any Bridge Bancorp Subsidiary, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bridge Bancorp or any Bridge Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bridge Bancorp or any Bridge Bancorp Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Bridge Bancorp or any Bridge Bancorp Subsidiary has reported evidence of a material violation of Securities Laws or banking laws, breach of fiduciary duty or similar violation with respect to Bridge Bancorp or any Bridge Bancorp Subsidiary, or any of their respective officers, directors, employees or agents to the Board of Directors of Bridge Bancorp or any Bridge Bancorp Subsidiary or to any committee thereof.

5.6.6.      Since January 1, 2017, Bridge Bancorp has filed with the SEC all forms, reports, schedules, prospectus, registration statements, and definitive proxy statements required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act (the “Bridge Bancorp Securities Documents”). As of their respective dates, the Securities Documents filed by Bridge Bancorp complied with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information has been incorporated by reference therein, the Bridge Bancorp Securities Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC which have been provided to Bridge Bancorp with respect to any of the Bridge Bancorp Securities Documents.

5.6.7.      Bridge Bancorp and its officers and Board of Directors are in material compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.

5.7.	Taxes.

Bridge Bancorp and each Bridge Bancorp Subsidiary has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Bridge Bancorp and each Bridge Bancorp Subsidiary (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Bridge Bancorp and each Bridge Bancorp Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of Bridge Bancorp and each Bridge Bancorp Subsidiary for all years to and including 2015 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Bridge Bancorp and or any Bridge Bancorp Subsidiary or the assets of Bridge Bancorp and any Bridge Bancorp Subsidiary. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Bridge Bancorp or any Bridge Bancorp Subsidiary. Bridge Bancorp has made available to DCB true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last three (3) years. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Bridge Bancorp and each Bridge Bancorp Subsidiary). Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Bridge Bancorp) or (B) has any liability for the Taxes of any Person (other than Bridge Bancorp or any Bridge Bancorp Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Bridge Bancorp been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

5.8.	Material Contracts; Leases; Defaults.

5.8.1.      Except as set forth in Bridge Bancorp Disclosure Schedule 5.8.1, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is a party to or subject to: (i) any employment agreement, change in control agreement, consulting or severance agreement or other material agreement with any officer, director or employee of Bridge Bancorp or any Bridge Bancorp Subsidiary, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Bridge Bancorp or any Bridge Bancorp Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Bridge Bancorp or any Bridge Bancorp Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Bridge Bancorp or any Bridge Bancorp Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Bridge Bancorp or any Bridge Bancorp Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Bridge Bancorp, BNB Bank or any Bridge Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates Bridge Bancorp or any Bridge Bancorp Subsidiary for the payment of more than $150,000 annually or for the payment of more than $200,000 over its remaining term, which is not terminable with or without cause on 60 days’ or less notice without penalty or payment, (vii) that is a material intellectual property license or under which Bridge Bancorp or any Bridge Bancorp Subsidiary has licensed to others the right to use any intellectual property owned by Bridge Bancorp or any Bridge Bancorp Subsidiary, other than licenses for commercial “off-the-shelf” or “shrink-wrap” software that have not been modified or customized for Bridge Bancorp or any Bridge Bancorp Subsidiary other than through customization tools made available by the applicable licensor, (viii) that provides any rights to shareholders of Bridge Bancorp, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to Bridge Bancorp’s or any Bridge Bancorp Subsidiary’s Board of Directors or (ix) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Bridge Bancorp or any Bridge Bancorp Subsidiary.

5.8.2.      Each real estate lease that requires the consent of the lessor or its agent of the Merger or Bank Merger by virtue of the terms of any such lease, is listed in Bridge Bancorp Disclosure Schedule 5.8.2.

5.8.3.      True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 5.8.1 and 5.8.2 (“Bridge Bancorp Material Contracts”) have been made available to DCB on or before the date hereof, and are, including to the extent applicable in the case of Bridge Bancorp Compensation and Benefit Plans, in full force and effect on the date hereof and Bridge Bancorp has not (nor, to the Knowledge of Bridge Bancorp, has another party to any such contract, arrangement or instrument) materially breached any provision of, or is not in default in any material respect under any term of, any Bridge Bancorp Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default or material breach. Except as listed on Bridge Bancorp Disclosure Schedule 5.8.3, no party to any Bridge Bancorp Material Contract will have the right to terminate any or all of the provisions of any such Bridge Bancorp Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

5.8.4.      Except as set forth in Bridge Bancorp Disclosure Schedule 5.8.4, since December 31, 2019, through and including the date of this Agreement, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on Bridge Bancorp Disclosure Schedule 5.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2019 (which amounts have been previously made available to DCB), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on Bridge Bancorp Disclosure Schedule 5.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted Bridge Bancorp Common Stock Options, any equity award under a Bridge Bancorp Stock Benefit Plan, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii)  established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Bridge Bancorp or any Bridge Bancorp Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $400,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Bridge Bancorp or any Bridge Bancorp Subsidiary affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

5.9.	Ownership of Property; Insurance Coverage.

5.9.1.      Bridge Bancorp and each Bridge Bancorp Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Bridge Bancorp or any Bridge Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Bridge Bancorp Regulatory Reports and in the Bridge Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by Bridge Bancorp acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Bridge Bancorp Financial Statements. Bridge Bancorp and each Bridge Bancorp Subsidiary, as lessee, has the right under valid and existing leases of real and personal properties used by Bridge Bancorp or such Bridge Bancorp Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.      With respect to all material agreements pursuant to which Bridge Bancorp or any Bridge Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, Bridge Bancorp or any Bridge Bancorp Subsidiary has a Lien (which to Bridge Bancorp’s Knowledge is a valid, perfected first Lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3.      Bridge Bancorp and each Bridge Bancorp Subsidiary are insured with reputable insurers against such risks and in such amounts that management of Bridge Bancorp reasonably determined to be prudent, sufficient and consistent with industry practice, and Bridge Bancorp and each Bridge Bancorp Subsidiary are in compliance in all material respects with their insurance policies. Except as disclosed in Bridge Bancorp Disclosure Schedule 5.9.3, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received notice from any insurance carrier during the past two (2) years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be materially increased. Except as disclosed in Bridge Bancorp Disclosure Schedule 5.9.3, there are presently no material claims pending under such policies of insurance and no notices have been given by Bridge Bancorp or any Bridge Bancorp Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Bridge Bancorp and each Bridge Bancorp Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Bridge Bancorp Disclosure Schedule 5.9.3 identifies all material policies of insurance maintained by Bridge Bancorp and the Bridge Bancorp Subsidiaries as of the date of this Agreement.

5.10.	Legal Proceedings.

Except as set forth in Bridge Bancorp Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Bridge Bancorp or any Bridge Bancorp Subsidiary (and to Bridge Bancorp’s Knowledge there are no facts or circumstances that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to Bridge Bancorp or any such Bridge Bancorp Subsidiary, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Bridge Bancorp or any Bridge Bancorp Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its Affiliates) or to which their respective assets are subject.

5.11.	Compliance With Applicable Law.

5.11.1.  Except as set forth in Bridge Bancorp Disclosure Schedule 5.11.1, to Bridge Bancorp’s Knowledge, Bridge Bancorp and each Bridge Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau and all other applicable fair lending laws and other laws relating to discriminatory business practices and to the origination, sale and servicing of mortgage and consumer loans, and including laws relating to Personal Data. The Boards of Directors of Bridge Bancorp and BNB Bank have adopted and Bridge Bancorp and BNB Bank have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been declared ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.11.2.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has any Knowledge of, nor has Bridge Bancorp or any Bridge Bancorp Subsidiary been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Bridge Bancorp or any Bridge Bancorp Subsidiary: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations, the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is a party to any agreement with any individual or group regarding CRA matters.

5.11.3.  Bridge Bancorp (including BNB Bank) maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against a Security Breach. To the knowledge of Bridge Bancorp, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bridge Bancorp. To the knowledge of Bridge Bancorp, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.

5.11.4.  Bridge Bancorp and each Bridge Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bridge Bancorp or BNB Bank; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Bridge Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

5.11.5.  Except as set forth in Bridge Bancorp Disclosure Schedule 5.11.5, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is, or since January 1, 2017 has been, subject to any cease-and-desist or other order or enforcement action issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or ordered to pay any civil money penalty by, any Bank Regulator. Subject to Section 12.9, and except as set forth in Bridge Bancorp Disclosure Schedule 5.11.5, since January 1, 2017, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any written notification or, to Bridge Bancorp’s Knowledge, any other communication from any Bank Regulator (i) asserting that Bridge Bancorp or any Bridge Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Bridge Bancorp or any Bridge Bancorp Subsidiary; (iii) requiring, or threatening to require, Bridge Bancorp or any Bridge Bancorp Subsidiary, or indicating that Bridge Bancorp or any Bridge Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary, including without limitation any restriction on the payment of dividends. The most recent regulatory rating given to BNB Bank as to compliance with the CRA is “Satisfactory” or better.

5.12.	Employee Benefit Plans.

5.12.1.  Bridge Bancorp Disclosure Schedule 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, change in control agreements and all other material benefit policies and arrangements maintained by Bridge Bancorp or any Bridge Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Bridge Bancorp or any Bridge Bancorp Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Bridge Bancorp Compensation and Benefit Plans”). Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has any commitment to create any additional Bridge Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing Bridge Bancorp Compensation and Benefit Plan (any modification or change that materially increases the cost of such plans would be deemed material), except as required by applicable law or Governmental Entity or to maintain the qualified status thereof. Bridge Bancorp has made available to DCB true and correct copies of the Bridge Bancorp Compensation and Benefit Plans.

5.12.2.  Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.2, each Bridge Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, Patient Protection and Affordable Care Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full, if due. Each Bridge Bancorp Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code is established pursuant to IRS-approved prototype or volume submitter documents or has received a favorable determination letter from the IRS, and to Bridge Bancorp’s Knowledge there are no facts or circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Bridge Bancorp, threatened action, suit or claim relating to any of the Bridge Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Bridge Bancorp has not engaged in a transaction, or omitted to take any action, with respect to any Bridge Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Bridge Bancorp to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has ever maintained or contributed to or has any liability under a Bridge Bancorp Compensation and Benefit Plan which is subject to Title IV of ERISA.

5.12.4.  All material contributions required to be made under the terms of any Bridge Bancorp Compensation and Benefit Plan have been timely made or are accrued on Bridge Bancorp’s Financial Statements to the extent required by GAAP.

5.12.5.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has any obligation to provide post-employment health, life insurance, or disability insurance, or, except as set forth in Bridge Bancorp Disclosure Schedule 5.12.5, any retiree death benefits under any Bridge Bancorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in Bridge Bancorp Disclosure Schedule 5.12.5, there has been no communication to employees by Bridge Bancorp or any Bridge Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.12.6.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary maintains any Bridge Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

5.12.7.  With respect to each Bridge Bancorp Compensation and Benefit Plan, if applicable, Bridge Bancorp has provided or made available to DCB copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C)  most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5300, 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12.8.  Except as provided in Bridge Bancorp Disclosure Schedule 5.12.8, the consummation of the Merger will not (alone or in combination with any other event, including, without limitation, any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Bridge Bancorp Compensation and Benefit Plan, (C) result in any increase in benefits payable under any Bridge Bancorp Compensation and Benefit Plan, (D) entitle any current or former employee, director or independent contractor of Bridge Bancorp to any actual or deemed payment (or benefit) which could reasonably be construed to constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

5.12.9.  Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.9, neither Bridge Bancorp nor any Bridge Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, it being understood that Bridge Bancorp makes no representation or warranty regarding the effect of the transactions contemplated by this Agreement or any actions taken by DCB or any of its Subsidiaries or Affiliates on the deductibility of any compensation under Section 162(m) of the Code and the regulations issued thereunder.

5.12.10.                      Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.10, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are exempt from, or in material compliance with, both in form and operation, Section 409A of the Code and the regulations issued thereunder.

5.12.11.                      Except as disclosed in Bridge Bancorp Disclosure Schedule 5.12.11, there are no stock options, warrants, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Bridge Bancorp Compensation and Benefit Plans or otherwise as of the date hereof.

5.12.12.                      Neither Bridge Bancorp nor any of its Subsidiaries sponsors any employee benefit plan or has entered into an agreement or arrangement that provides for any post-employment or post-retirement health or medical, disability or life insurance benefits for retired or former directors, employees or their dependents, except as required by Section 4980B of the Code.

5.13.	Brokers, Finders and Financial Advisors.

Bridge Bancorp has not, nor has any of its respective officers, directors, employees or agents, employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Piper Sandler & Co. (“PSC”) by Bridge Bancorp and the fees payable pursuant thereto. A true and correct copy of the engagement agreement with PSC, setting forth the fees payable to PSC for services rendered to Bridge Bancorp in connection with the Merger and transactions contemplated by this Agreement, is attached to Bridge Bancorp Disclosure Schedule 5.13.

5.14.	Environmental Matters.

5.14.1.  To the Knowledge of Bridge Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by Bridge Bancorp (including, without limitation, in a fiduciary or agency capacity), or on which it holds a Lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Bridge Bancorp or any Bridge Bancorp Subsidiary. To the Knowledge of Bridge Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Bridge Bancorp or any Bridge Bancorp Subsidiary by reason of any Environmental Laws. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has during the past five years received any written notice from any Person or Governmental Entity that Bridge Bancorp or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by Bridge Bancorp or any Bridge Bancorp Subsidiary is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Bridge Bancorp or any Bridge Bancorp Subsidiary.

5.14.2.  There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Bridge Bancorp’s Knowledge, threatened, before any court, governmental agency or other forum against Bridge Bancorp or any Bridge Bancorp Subsidiary, (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Bridge Bancorp or any Bridge Bancorp Subsidiary.

5.15.	Loan Portfolio and Investment Securities.

5.15.1.  The allowance for loan losses reflected in Bridge Bancorp’s audited consolidated balance sheet at December 31, 2019, and the allowance for loan losses reflected in Bridge Bancorp’s unaudited (and any audited) consolidated balance sheets for the periods ending after December 31, 2019 as filed in any Bridge Bancorp Securities Documents, were in the reasonable opinion of Bridge Bancorp’s management (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (ii) consistent with GAAP and reasonable and sound banking practices, and (iii) in conformance with recommendations and comments in reports of examination in all material respects.

5.15.2.      Bridge Bancorp Disclosure Schedule 5.15.2 sets forth a listing, as of March 31, 2020, by account, of: (A) all loans (including loan participations) of BNB Bank that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of BNB Bank which have been terminated by BNB Bank during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified BNB Bank during the past twelve months of, or has asserted against BNB Bank, in each case in writing, any “lender liability” or similar claim; (D) all loans, (1) that are contractually past due 60 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are contractually past due 90 days or more in the payment of principal and/or interest days or more and still accruing; (4) classified as troubled debt restructurings; (5) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (6) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (7) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by BNB Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all real estate owned and other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.15.3.  All loans receivable (including discounts) and accrued interest entered on the books of BNB Bank arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of BNB Bank’s business. All such loans are owned by BNB Bank free and clear of any Liens.

5.15.4.  (a) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be, (b) to the extent carried on the books and records of Bridge Bancorp and any Bridge Bancorp Subsidiary as secured loans, the loans described above have been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (c) each loan described above is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, (except as may be limited by the Enforceability Exceptions).

5.15.5.  Bridge Bancorp and each Bridge Bancorp Subsidiary has good and marketable title to all securities owned by it, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Bridge Bancorp or such Bridge Bancorp Subsidiary. Such securities are valued on the books of Bridge Bancorp in accordance with GAAP in all material respects. Bridge Bancorp and each Bridge Bancorp Subsidiary employs investment, securities, risk management and other policies, practices and procedures which Bridge Bancorp believes are prudent and reasonable.

5.15.6.  Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is now, or has been since January 1, 2017, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Bank Regulator relating to the origination, sale or servicing of mortgage or consumer loans.

5.15.7.  None of the agreements pursuant to which Bridge Bancorp or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

5.15.8.  Bridge Bancorp Disclosure Schedule 5.15.8 sets forth each loan participation entered into by Bridge Bancorp or any of the Bridge Bancorp Subsidiaries as of March 31, 2020.

5.15.9.  Bridge Bancorp Disclosure Schedule 5.15.9 sets forth a list of all loans by Bridge Bancorp and the Bridge Bancorp Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bridge Bancorp or any of the Bridge Bancorp Subsidiaries.  There are no loans to any employee, senior executive officer, director or other Affiliate of Bridge Bancorp on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.  All such loans are and were made in compliance in all material respects with all applicable laws, including Regulation O and Regulation W of the Federal Reserve Board.  Each loan disclosed in Bridge Bancorp Disclosure Schedule 5.15.9  has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

5.16.	State Takeover Laws.

The approval of this Agreement by the affirmative vote of two-thirds of the issued and outstanding shares of Bridge Bancorp Common Stock entitled to vote, and the approval of the Restated COI by the affirmative vote of a majority of the issued and outstanding shares of Bridge Bancorp Common Stock entitled to vote (collectively, the “Requisite Bridge Bancorp Vote”) are the only shareholder approvals required to approve this Agreement and the Merger under Bridge Bancorp’s certificate of incorporation and the NYBCL.

5.17.	Required Vote.

The approval of this Agreement by the affirmative vote of two-thirds of the issued and outstanding shares of Bridge Bancorp Common Stock entitled to vote, and the approval of the Restated COI by the affirmative vote of a majority of the issued and outstanding shares of Bridge Bancorp Common Stock entitled to vote (collectively, the “Requisite Bridge Bancorp Vote”) are the only shareholder approvals required to approve this Agreement and the Merger under Bridge Bancorp’s certificate of incorporation and the NYBCL.

5.18.	Registration Obligations.

Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary is bound by any agreement or under any obligation in connection with any transaction, contingent or otherwise, that will survive the Effective Time and obligate Bridge Bancorp or any Bridge Bancorp Subsidiary to register any of its securities under the Securities Act.

5.19.	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Bridge Bancorp’s or any Bridge Bancorp Subsidiary’s own account or for the account of one or more of their customers (all of which are set forth in Bridge Bancorp Disclosure Schedule 5.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Bridge Bancorp, with counterparties believed to be financially responsible at the time; and to Bridge Bancorp’s Knowledge, each of them constitutes the valid and legally binding obligation of Bridge Bancorp or any such Bridge Bancorp Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Bridge Bancorp nor any Bridge Bancorp Subsidiary, nor to the Knowledge of Bridge Bancorp is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.20.	Opinion of Financial Advisor.

Prior to the execution of this Agreement, the Board of Directors of Bridge Bancorp has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of PSC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Bridge Bancorp. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21.	Trust Accounts.

Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bridge Bancorp, (i) Bridge Bancorp and each of Bridge Bancorp Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Bridge Bancorp, any of Bridge Bancorp Subsidiaries, or any of its or Bridge Bancorp Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

5.22.	Intellectual Property.

To Bridge Bancorp’s Knowledge, Bridge Bancorp and the Bridge Bancorp Subsidiaries own or possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of business, and except in each case which, either individually or in the aggregate, the absence of which would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp, and neither Bridge Bancorp nor any Bridge Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Bridge Bancorp and the Bridge Bancorp Subsidiaries have performed all the material obligations required to be performed, and is not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Bridge Bancorp, the conduct of the business of Bridge Bancorp and the Bridge Bancorp Subsidiaries as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party, except to such an extent as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.

5.23.	Labor Matters.

There are no labor or collective bargaining agreements to which Bridge Bancorp or any Bridge Bancorp Subsidiary is a party. To the Knowledge of Bridge Bancorp, there is no union organizing effort pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary. There is no unfair labor practice proceeding pending or, to the Knowledge of Bridge Bancorp, threatened against Bridge Bancorp or any Bridge Bancorp Subsidiary (other than routine employee grievances that are not related to union employees). To the Knowledge of Bridge Bancorp, Bridge Bancorp and each Bridge Bancorp Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except for such noncompliance which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bridge Bancorp.

5.24.	No Material Adverse Effect.

Since December 31, 2019, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Bridge Bancorp. Except as set forth in Bridge Bancorp Disclosure Schedule 5.24, since December 31, 2019, Bridge Bancorp and each Bridge Bancorp Subsidiary has carried on its respective business in all material respects in the ordinary course.

5.25.	Bridge Bancorp Information Supplied.

The information relating to Bridge Bancorp, the Bridge Bancorp Subsidiaries and its and their respective directors and officers which is provided by Bridge Bancorp or its representatives and is specifically called for inclusion in the Joint Proxy Statement-Prospectus, Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.26.	Related Party Transactions.

Except as set forth in Bridge Bancorp Disclosure Schedule 5.26 and in Bridge Bancorp’s Securities Documents, other than normal reimbursements for business expenses or depository relationships made in the ordinary course of business, neither Bridge Bancorp nor the Bridge Bancorp Subsidiaries is a party to any contract or agreement with any Bridge Bancorp Related Party or with any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding common stock of Bridge Bancorp or in which (to Bridge Bancorp’s Knowledge) any Bridge Bancorp Related Party or such 5% holder has a material interest.

5.27.	Reorganization.

Neither Bridge Bancorp nor any of the Bridge Bancorp Subsidiaries have taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.28.	No Other Representations or Warranties.

Except for the representations and warranties made by Bridge Bancorp in this Article IV, neither Bridge Bancorp nor any other Person makes any express or implied representation or warranty with respect to Bridge Bancorp, its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bridge Bancorp hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Bridge Bancorp nor any other Person makes or has made any representation or warranty to DCB, BNB Bank or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Bridge Bancorp, the Bridge Bancorp Subsidiaries, or any of their businesses, or (ii) except for the representations and warranties made by Bridge Bancorp in this Article V, any oral or written information presented to DCB or BNB Bank or any of its Affiliates or representatives in the course of their due diligence investigation of Bridge Bancorp, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Bridge Bancorp acknowledges and agrees that neither DCB, Dime Community Bank nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI
COVENANTS OF RELATING TO CONDUCT OF BUSINESS

6.1.	Conduct of Business Prior to Effective Time.

During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the DCB Disclosure Schedule or the Bridge Bancorp Disclosure Schedule), required by law, or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Bridge Bancorp and DCB shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Bridge Bancorp or DCB to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

6.2.	Negative Covenants.

6.2.1.      During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Bridge Bancorp Disclosure Schedule or the DCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, neither Bridge Bancorp nor DCB shall, and neither Bridge Bancorp nor DCB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(A)             amend or waive any provision of its certificate of incorporation or bylaws;

(B)              (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (a) dividends paid by any DCB Subsidiary to DCB or any DCB Subsidiary, or dividends paid by any Bridge Bancorp Subsidiary to Bridge Bancorp or any Bridge Bancorp Subsidiary, (b) a regular quarterly cash dividend on the DCB Common Stock at a rate not to exceed $0.14 per share per quarter, and a regular quarterly cash dividend on the Bridge Bancorp Common Stock at a rate not to exceed $0.24 per share per quarter, in each case, with dividend record and payment dates, subject to Section 7.15, consistent with past practice, (c) dividends provided for and paid on the DCB Preferred Stock in accordance with the terms of such DCB Preferred Stock, (d) the acceptance of shares of DCB Common Stock, or Bridge Bancorp Common Stock, as the case may be, as payment for the exercise price of DCB Stock Options or Bridge Bancorp Stock Options or for withholding Taxes incurred in connection with the exercise of DCB Stock Options or Bridge Bancorp Stock Options or the vesting or settlement of DCB Restricted Stock or Bridge Bancorp Restricted Stock, (e) any repurchase of DCB Common Stock pursuant to DCB’s previously announced stock repurchase program; or (f) any repurchase of Bridge Bancorp Common Stock pursuant to Bridge Bancorp’s previously announced stock repurchase program; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other Rights of any kind to acquire any shares of capital stock, except for the issuance or vesting of shares of DCB Common Stock or Bridge Bancorp Common Stock, as the case may be, in connection with currently outstanding awards granted under the DCB Stock Benefit Plans or the Bridge Bancorp Stock Benefit Plans;

(C)              other than in the ordinary course of business, enter into, amend in any material respect or terminate any DCB Material Contract, in the case of DCB, or any Bridge Bancorp Material Contract, in the case of Bridge Bancorp;

(D)             except as set forth in the Bridge Bancorp Disclosure Schedule or the DCB Disclosure Schedule, make application for the opening or closing of any, or open or close any, branch or automated banking facility, except for such temporary closures as DCB or Bridge Bancorp may deem reasonably necessary, or as any Governmental Entity requires, to support the ongoing efforts to contain the outbreak of the novel coronavirus known as COVID-19;

(E)              except as set forth in the Bridge Bancorp Disclosure Schedule or the DCB Disclosure Schedule, grant or agree to pay any bonus, severance or termination payment to, or enter into, renew, amend or terminate any employment agreement, severance agreement and/or supplemental executive agreement (including surrendering any annuity contract related to a supplemental executive retirement plan) with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on DCB Disclosure Schedules 4.8.1 or 4.12.1 or Bridge Bancorp Disclosure Schedule 5.8.1 or 5.12.1, or as otherwise disclosed on the aforementioned schedules, including, without limitation, the Retention Bonuses and Transaction Bonuses, and (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice. Neither DCB nor any DCB Subsidiary, nor Bridge Bancorp nor any Bridge Bancorp Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank, or hire any new employee at an annual rate of compensation in excess of $125,000, provided that that DCB and Bridge Bancorp may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)              enter into or, except as may be required by law or as specifically contemplated by the terms of this Agreement, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)             merge or consolidate itself or any Subsidiary with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries, or sell or lease all or any substantial portion of its assets or business or of any Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any of its certificates of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(H)             sell or otherwise dispose of the capital stock of any Subsidiary or sell or otherwise dispose of any its asset or the assets of any Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any of its assets or the assets of any subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, corporation or other entity, except in the ordinary course of business consistent with past practice;

(I)                voluntarily take any action that is intended or may reasonably be expected to result in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)                change any method, practice or principle of accounting, except as may be required from time to time by GAAP or any Bank Regulator;

(K)             waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which it or any Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)              enter into any futures contract, option, interest rate caps (other than with respect to residential ARMs), interest rate floors (other than with respect to commercial loans), interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, except in the ordinary course of business consistent with past practice;

(M)            except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment, change in control, severance or similar agreement;

(N)             enter into any new line of business, or change in any material respect its lending, investment, underwriting, deposit pricing, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Bank Regulator or Governmental Entity;

(O)             make any capital expenditures in excess of $200,000 individually or $400,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(P)              purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(Q)             sell any participation interest in any loan, or purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;

(R)              undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment of more than $100,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(S)              pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely in the amount not in excess of $200,000 individually or $400,000 in the aggregate;

(T)              except for commitments and approvals in effect on the date hereof, make any loans to any single Person and such Person’s Affiliates in excess of $10,000,000;

(U)             foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property, or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Material of Environmental Concern;

(V)             knowingly take any action or fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(W)           agree to do any of the foregoing.

ARTICLE VII
FURTHER COVENANTS AND AGREEMENTS

7.1.	Current Information.

7.1.1.      Subject to Section 12.9, upon reasonable notice and subject to applicable laws, each of Bridge Bancorp and DCB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, subject to any reasonable restrictions imposed by either Bridge Bancorp or DCB with respect to in-person access in light of COVID-19 concerns, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute the conversion or consolidation of systems and business operations generally, and, during such period, each of Bridge Bancorp and DCB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Bridge Bancorp or DCB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request, including, without limitation, biweekly reports of all closed loans. Neither Bridge Bancorp nor DCB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bridge Bancorp’s or DCB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Additionally, in order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of the parties, and subject to each party’s confidentiality obligations, DCB and Bridge Bancorp shall use commercially reasonable efforts to cause their respective telecommunications and data processing service providers to cooperate and assist in connection with preparation for an electronic and systematic conversion of all applicable data regarding DCB’s and Bridge Bancorp’s systems of telecommunications and electronic data processing.  Electronic and systematic conversion shall occur at such time as determined by both DCB and Bridge Bancorp in their reasonable discretion and as mutually agreed between the parties.

7.1.2.      Each of Bridge Bancorp and DCB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 7.1.1 in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

7.1.3.      Each party shall promptly inform the other party upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any Governmental Entity, including federal, state or local commission, agency or board) relating to the alleged liability of it or any Subsidiary.

7.2.	Maintenance of Insurance.

Each party shall maintain, and shall cause its Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, and in accordance with past practice.

7.3.	Advise of Changes.

Bridge Bancorp and DCB shall each promptly advise the other of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or its Subsidiaries or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein, whether or not such breach could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article IX; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.3 or the failure of any condition set forth in Section 9.2 or 9.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 9.2 or 9.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.3 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

7.4.	Consents and Approvals of Third Parties; Best Efforts

Each of Bridge Bancorp and DCB shall use its best efforts, and shall cause each of their Subsidiaries to use its best efforts, to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including, without limitation, Bridge Bancorp seeking approval to become a Freddie Mac sub-servicer. Subject to the terms and conditions herein provided, each party agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In the event that a party determines that a condition to its obligation to complete the Merger cannot be fulfilled by the other party and that it will not waive that condition, it will promptly advise the other party.

7.5.	Acquisition Proposals.

7.5.1.      (a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal (as defined below), (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.5) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Bridge Bancorp Vote, in the case or Bridge Bancorp, or the Requisite DCB Vote, in the case of DCB, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the Person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the Person making such Acquisition Proposal on terms no less favorable to such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than DCB or Bridge Bancorp, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the Person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Bridge Bancorp or DCB, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

7.5.2.      (b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.6.	Additional Agreements.

If, at any time after the Effective Time, Bridge Bancorp shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Bridge Bancorp its right, title or interest in, to or under any of the rights, properties or assets of DCB, or (ii) otherwise carry out the purposes of this Agreement, DCB and its officers and directors shall be deemed to have granted to Bridge Bancorp an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Bridge Bancorp its right, title or interest in, to or under any of the rights, properties or assets of DCB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Bridge Bancorp are authorized in the name of DCB or otherwise to take any and all such action.

7.7.	Shareholder Litigation.

Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its Affiliates.

7.8.	Employee Benefits.

7.8.1.      Commencing at the Effective Time and thereafter during the periods specified below, Bridge Bancorp shall provide employees of Bridge Bancorp or a Bridge Bancorp Subsidiary, and employees of DCB or a DCB Subsidiary who at the Effective Time become employees of Bridge Bancorp or a Bridge Bancorp Subsidiary (the “Continuing Employees”) with the following compensation and benefits: (i) for the period commencing at the Effective Time and ending on the one-year anniversary of the Closing Date, (A) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Effective Time and (B) annual cash and long-term incentive compensation opportunities that are no less favorable, in the aggregate, than the annual cash and long-term incentive compensation opportunities, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time; and (ii) for the period commencing on the Effective Time until such time as the Surviving Corporation shall, subject to applicable law and the terms of such plans, modify any Bridge Bancorp Benefit Plans or DCB Benefit Plans or adopt new benefit plans with respect to Continuing Employees (collectively, the “New Benefit Plans”), with employee benefits under the Bridge Bancorp Benefit Plans or DCB Benefit Plans in effect as of immediately prior to the Effective Time (other than such benefit plans as may be mutually agreed) with respect to Continuing Employees of each of Bridge Bancorp and DCB (and their respective Subsidiaries), respectively, who were covered by such plans as of immediately prior to the Effective Time; provided, that for the period commencing at the Effective Time and ending on the one year anniversary of the Closing Date, such employee benefits provided to Continuing Employees shall be no less favorable in the aggregate than the employee benefits provided to similarly situated Continuing Employees of Bridge Bancorp. Prior to the Closing Date, DCB and Bridge Bancorp shall cooperate in reviewing, evaluating and analyzing the Bridge Bancorp Benefit Plans and DCB Benefit Plans with a view towards developing appropriate New Benefit Plans with respect to Continuing Employees of Bridge Bancorp and DCB, which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Bridge Bancorp Benefit Plans, on the one hand, and those covered by DCB Benefit Plans, on the other hand, at the Effective Time. Notwithstanding the foregoing, Bridge Bancorp and DCB agree that any Continuing Employee of Bridge Bancorp or DCB who, during the period commencing on the Closing Date and ending on the first anniversary thereof, is involuntarily terminated other than for cause by the Surviving Corporation or any of its respective Subsidiaries will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between Bridge Bancorp and DCB prior to the Effective Time.

7.8.2.      For purposes of eligibility, participation and vesting (except not for purposes of benefit accrual, including any benefit accrual under any defined benefit pension plan, or to the extent that such credit would result in a duplication of benefits) under the Bridge Bancorp Benefit Plans, DCB Benefit Plans and the New Benefit Plans, service with or credited by Bridge Bancorp, DCB or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of Bridge Bancorp or its Subsidiaries shall be treated as service with Bridge Bancorp to the same extent that such service was taken into account under the analogous DCB Benefit Plan or Bridge Bancorp Benefit Plan prior to the Effective Time. With respect to any DCB Benefit Plan, Bridge Bancorp Benefit Plan or New Benefit Plan in which any employees of Bridge Bancorp or DCB (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Bridge Bancorp Benefit Plan or DCB Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under an Bridge Bancorp Benefit Plan or DCB Benefit Plan (to the same extent that such credit was given under the analogous DCB or Bridge Bancorp Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any DCB Benefit Plan, Bridge Bancorp Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.

7.8.3.      The Surviving Corporation agrees to honor, in accordance with their terms, all Bridge Bancorp Benefit Plans and DCB Benefit Plans.

7.8.4.      If requested by Bridge Bancorp in writing delivered to DCB not less than ten (10) business days before the Closing Date, the Board of Directors of DCB (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the DCB KSOP Plan (the “DCB KSOP Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Bridge Bancorp requests that the DCB KSOP Plan be terminated, (i) DCB shall provide Bridge Bancorp with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Bridge Bancorp) not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Bridge Bancorp or one of its Subsidiaries (the “Bridge Bancorp 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Bridge Bancorp and DCB shall take any and all actions as may be required, including amendments to the DCB KSOP Plan and/or the Bridge Bancorp 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Bridge Bancorp 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), but excluding loans, in an amount equal to the full account balance distributed to such employee from the DCB KSOP Plan.

7.8.5.      Bridge Bancorp shall use reasonable best efforts to submit to Bridge Bancorp’s shareholders for approval, at either the Bridge Bancorp Meeting or Bridge Bancorp’s next regularly scheduled shareholder meeting, a proposal to either (i) amend the existing Bridge Bancorp Stock Benefit Plans or (ii) establish a new equity compensation plan, to increase the number of shares of the Surviving Corporation that are available for future equity grants to employees of the Surviving Corporation, or such other similar plan as the Board of Directors of Bridge shall deem reasonably appropriate. DCB and Bridge Bancorp shall together cooperate in good faith to determine the compensation arrangements for key employees, other than the Officers (as defined below) and Kenneth Mahon who are separately addressed in Section 7.18.2 below, including with respect to any base salaries, bonuses (retention, transactional or otherwise), severance, and equity compensation.

7.8.6.      Other than as expressly contemplated by this Agreement, including the Bridge Bancorp Bylaws Amendment, nothing in this Agreement shall confer upon any employee, officer, director or consultant of Bridge Bancorp or DCB or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, DCB, Bridge Bancorp or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, DCB, Bridge Bancorp or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Bridge Bancorp or DCB or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Other than as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to (i) establish, amend, or modify any DCB Benefit Plan, Bridge Bancorp Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular DCB Benefit Plan, Bridge Bancorp Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 12.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including any current or former employee, officer, director or consultant of Bridge Bancorp or DCB or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.8.7.      The parties will coordinate all actions necessary in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 and any state specific WARN Act statutes (collectively, the “WARN Act”), including providing notices to their employees.

7.9.	Directors and Officers Indemnification and Insurance.

7.9.1.      From and after the Effective Time, Bridge Bancorp, as the Surviving Corporation, shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such Persons are indemnified as of the date of this Agreement by DCB pursuant to the DCB Certificate of Incorporation, the DCB Bylaws, the governing or organizational documents of any Subsidiary of DCB and any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of DCB and its Subsidiaries (collectively, the “DCB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of DCB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any DCB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such DCB Indemnified Party is not entitled to indemnification.

7.9.2.      For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by DCB (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time. In lieu of the foregoing, Bridge Bancorp or DCB, in consultation with, but only upon the consent of Bridge Bancorp, may (and at the request of Bridge Bancorp, DCB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under DCB’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence.

7.9.3.      The obligations of Bridge Bancorp as the Surviving Corporation under this Section 7.9 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any DCB Indemnified Party without the prior written consent of the affected DCB Indemnified Party.

7.9.4.      The provisions of this Section 7.9 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each DCB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other Person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 7.9.

7.10.	Public Announcements.

DCB and Bridge Bancorp agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.10.

7.11.	Change of Method.

DCB and Bridge Bancorp shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of DCB and Bridge Bancorp (including the provisions of Articles II and III), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Bridge Bancorp Common Stock received by holders of DCB Common Stock in exchange for each share of DCB Common Stock, (ii) adversely affect the Tax treatment of DCB’s shareholders or Bridge Bancorp’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of DCB or Bridge Bancorp pursuant to this Agreement, or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 11.3.

7.12.	Restructuring Efforts.

If either DCB or Bridge Bancorp shall have failed to obtain the Requisite DCB Vote or the Requisite Bridge Bancorp Vote at the duly convened DCB Meeting or Bridge Bancorp Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of DCB as provided for in this Agreement, or any term that would adversely affect the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 7.12) to its respective shareholders for approval.

7.13.	Takeover Restrictions.

None of DCB, Bridge Bancorp or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

7.14.	Exemption from Liability Under Section 16(b).

DCB and Bridge Bancorp agree that, in order to most effectively compensate and retain those officers and directors of DCB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “DCB Insiders”), both prior to and after the Effective Time, it is desirable that DCB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of DCB Common Stock and DCB Stock Options in the Merger, and for compensatory and retentive purposes agree to the provisions of this Section 7.14. The Board of Directors of Bridge Bancorp and of DCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of DCB) any dispositions of DCB Common Stock or DCB Stock Options by the DCB Insiders, and (in the case of Bridge Bancorp) any acquisitions of Bridge Bancorp Common Stock by any DCB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

7.15.	Dividends.

After the date of this Agreement, each of Bridge Bancorp and DCB shall coordinate with the other with respect to the declaration of any dividends in respect of Bridge Bancorp Common Stock and DCB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of DCB Common Stock shall not receive two dividends, or fail to receive one dividend, in respect of any quarter with respect to their shares of DCB Common Stock and any shares of Bridge Bancorp Common Stock any such holder receives in exchange therefor in the Merger.

7.16.	Assumption of DCB Debt.

Effective as of the Effective Time, Bridge Bancorp shall enter into a supplemental indenture in accordance with the applicable terms of the indenture related to the DCB Subordinated Notes, providing for assumption by Bridge Bancorp of DCB’s obligations thereunder.

7.17.	No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Bridge Bancorp, directly or indirectly, the right to control or direct the operations of DCB or any DCB Subsidiary prior to the Effective Time, and nothing contained in this Agreement shall give DCB, directly or indirectly, the right to control or direct the operations of Bridge Bancorp or any Bridge Bancorp Subsidiary prior to the Effective Time. Prior to the Effective Time, each of Bridge Bancorp and DCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.18.	Corporate Governance

7.18.1.  Prior to the Effective Time, the Board of Directors of Bridge Bancorp shall take all actions necessary to adopt the Restated COI, the Bridge Bancorp Bylaws Amendment and to cause BNB Bank to adopt the BNB Bank Bylaws Amendment and change its name as set forth in Section 2.7, and to effect the requirements referenced therein that are to be effected as of the Effective Time. Bridge Bancorp shall take all action necessary to cause, effective as of the Effective Time and in accordance with the Bridge Bancorp Bylaws Amendment, the Boards of Directors of the Surviving Corporation, BNB Bank, and, to the extent the Bank Merger is not effective immediately after the Effective Time, Dime Community Bank (until such time as the Bank Merger is effective), to consist of twelve (12) directors (i) six (6) of whom shall be Persons designated by Bridge Bancorp and (ii) six (6) of whom shall be Persons designated by DCB. The six (6) directors designated by Bridge Bancorp shall be selected from among the current directors of the Bridge Bancorp Board of Directors as of the Effective Time (each a “Bridge Bancorp Director”), which shall include Kevin M. O’Connor, Marcia Hefter and four (4) independent Bridge Bancorp Directors, and the six (6) directors designated by DCB shall be selected from among the current directors of DCB as of the Effective Time (each a “DCB Director”), which shall include Kenneth J. Mahon and five (5) independent DCB Directors; provided, however, that DCB Directors who are directors of DCB at the Effective Time and will become independent during the Governance Period (as defined below) shall be deemed independent for this purpose. In the selection of the remaining independent directors for service on the Board of Directors of the Surviving Corporation, each of Bridge Bancorp and DCB shall use its reasonable best efforts to consider diversity when choosing its designated independent directors. The newly comprised Board of Directors of Bridge Bancorp after the Effective Time shall be elected annually by the shareholders, in accordance with the terms of the Bridge Bancorp Bylaws Amendment. From and after the Effective Time through the third anniversary of the Effective Time (the “Governance Period”), any vacancy on the Board of Directors of the Surviving Corporation or BNB Bank shall be filled in accordance with the terms of the Bridge Bancorp Bylaws Amendment.

7.18.2.  Effective as of the Effective Time, (i) Kenneth J. Mahon shall serve as Executive Chairman of the Board of Directors of the Surviving Corporation and BNB Bank with a corporate office to be located in New York, New York, (ii) Kevin M. O’Connor shall serve as Chief Executive Officer of the Surviving Corporation and BNB Bank, (iii) Stuart H. Lubow shall serve as President and Chief Operating Officer of the Surviving Corporation and BNB Bank, (iv) Avinash Reddy shall serve as Senior Executive Vice President and Chief Financial Officer of the Surviving Corporation and BNB Bank, and (v) John M. McCaffery shall serve as Senior Executive Vice President and Chief Risk Officer of the Surviving Corporation and BNB Bank, all in accordance with the organizational chart set forth in Bridge Bancorp Disclosure Schedule 7.18.2. Each of the officers listed in (ii) through (v) above (the “Officers”) shall enter into an employment agreement, and Mr. Mahon shall enter into an executive chairman and severance benefits agreement, with the Surviving Corporation, term sheets for which are attached to Bridge Bancorp Disclosure Schedule 7.18.2.

7.18.3.  Effective as of the Effective Time, the headquarters of the Surviving Corporation and BNB Bank (to be named Dime Community Bank) will be located in Hauppauge, New York and there shall be a corporate office in New York, New York.

7.18.4.  Effective as of the Effective Time, (i) the name of the Surviving Corporation will be “Dime Community Bancshares, Inc.”, (ii) the shares of common stock of the Surviving Corporation shall be traded on NASDAQ under the ticker symbol “DCOM”, (iii) the name of BNB Bank will be “Dime Community Bank”, and (iv) for no less than one (1) year from the date of Closing, certain offices of BNB Bank will operate under the name “BNB Bank, a division of Dime Community Bank” in the locations in Suffolk County, New York identified on Bridge Bancorp Disclosure Schedule 7.18.4.

7.18.5.  Following the date hereof and in preparation for the Closing, Bridge Bancorp and DCB shall cooperate in good faith to develop, and make recommendations for approval by the Board of Directors of the Surviving Corporation effective from and after the Effective Time with respect to, any advisable changes to the corporate governance guidelines for the Surviving Corporation to reflect best practices of Bridge Bancorp, DCB and otherwise.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.	Regulatory Approvals.

8.1.1.      Promptly after the date of this Agreement, Bridge Bancorp and DCB shall prepare and file with the SEC the Joint Proxy Statement-Prospectus, and Bridge Bancorp shall prepare and file with the SEC the Merger Registration Statement, in which the Joint Proxy Statement-Prospectus will be included as a prospectus. Bridge Bancorp and DCB, as applicable, shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Each of Bridge Bancorp and DCB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and to keep the Merger Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Bridge Bancorp and DCB shall thereafter mail or deliver the Joint Proxy Statement-Prospectus to their respective shareholders. Bridge Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and DCB shall furnish all information concerning DCB and the holders of DCB Common Stock as may be reasonably requested in connection with any such action.

8.1.2.      The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Regulatory Approvals, use their reasonable best efforts to make them within sixty (60) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Bridge Bancorp and DCB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to DCB or Bridge Bancorp, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Joint Proxy Statement-Prospectus, the Merger Registration Statement and any other filing made in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.

8.1.3.      Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Bank Regulator or other Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Bridge Bancorp or DCB or any of their respective Subsidiaries, and neither Bridge Bancorp nor DCB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining Regulatory Approvals or the approval of any Government Entity the that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Burdensome Condition”).

8.1.4.      Bridge Bancorp and DCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement-Prospectus, the Merger Registration Statement or any other statement, filing, notice or application made by or on behalf of Bridge Bancorp, DCB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

8.1.5.      Bridge Bancorp and DCB shall promptly advise each other upon receiving any communication from any Bank Regulator or other Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Regulatory Approvals will not be obtained, or that the receipt of any such approval will be materially delayed.

8.2.	Shareholder Approvals.

Each of Bridge Bancorp and DCB shall call a meeting of its shareholders (the “Bridge Bancorp Meeting” and the “DCB Meeting,” respectively) to be held as soon as reasonably practicable after the Merger Registration Statement is declared effective, for the purpose of obtaining (a) the Requisite DCB Vote and the Requisite Bridge Bancorp Vote required in connection with this Agreement and the Merger, (b) the Requisite Bridge Bancorp Vote required to amend the Bridge Bancorp Certificate of Incorporation, and (c) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of DCB and Bridge Bancorp shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Bridge Bancorp and DCB and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Bridge Bancorp and DCB, as applicable, the Requisite Bridge Bancorp Vote and the Requisite DCB Vote, as applicable, including by communicating to the respective shareholders of Bridge Bancorp and DCB its recommendation (and including such recommendation in the Joint Proxy Statement-Prospectus) that, in the case of Bridge Bancorp, the shareholders of Bridge Bancorp approve this Agreement (the “Bridge Bancorp Board Recommendation”), and in the case of DCB, that the shareholders of DCB approve this Agreement (the “DCB Board Recommendation”), Bridge Bancorp and each of Bridge Bancorp and DCB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Bridge Bancorp Board Recommendation, in the case of Bridge Bancorp, or the DCB Board Recommendation, in the case of DCB, (ii) fail to make the Bridge Bancorp Board Recommendation, in the case of Bridge Bancorp, or the DCB Board Recommendation, in the case of DCB, in the Joint Proxy Statement-Prospectus, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Bridge Bancorp Board Recommendation, in the case of Bridge Bancorp, or the DCB Board Recommendation, in the case of DCB, in each case within ten (10) business days (or such fewer number of days as remains prior to the Bridge Bancorp Meeting or the DCB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 11.1 and Section 11.2, if the Board of Directors of Bridge Bancorp or DCB, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Bridge Bancorp Board Recommendation or the DCB Board Recommendation, as applicable, such Board of Directors may, in the case of Bridge Bancorp prior to the receipt of the Requisite Bridge Bancorp Vote, and in the case of DCB prior to the receipt of the Requisite DCB Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Bridge Bancorp Board Recommendation or DCB Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 8.2 and will require a new notice period as referred to in this Section 8.2. Bridge Bancorp or DCB shall adjourn or postpone the Bridge Bancorp Meeting or the DCB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Bridge Bancorp Common Stock or DCB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting DCB or Bridge Bancorp, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite DCB Vote or the Requisite Bridge Bancorp Vote, and subject to the terms and conditions of this Agreement (including the immediately preceding sentence), DCB or Bridge Bancorp, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite DCB Vote or the Requisite Bridge Bancorp Vote, respectively. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Bridge Bancorp Meeting shall be convened and this Agreement shall be submitted to the shareholders of Bridge Bancorp at the Bridge Bancorp Meeting and (y) the DCB Meeting shall be convened and this Agreement shall be submitted to the shareholders of DCB at the DCB Meeting, and nothing contained herein shall be deemed to relieve either Bridge Bancorp or DCB of such obligation.

ARTICLE IX
CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

9.1.1.      Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of DCB by the Requisite DCB Vote and by the shareholders of Bridge Bancorp by the Requisite Bridge Bancorp Vote.

9.1.2.      Injunctions. No order, decree or injunction by a court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity or Bank Regulator, which prohibits or makes illegal the consummation of the Merger.

9.1.3.      Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods relating to such approvals shall have expired. None of the Regulatory Approvals necessary to consummate the Mergers and the transactions contemplated by this Agreement shall include any term, condition or restriction that imposes a Burdensome Condition.

9.1.4.      Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

9.1.5.      NASDAQ Listing. The shares of Bridge Bancorp Common Stock and Bridge Bancorp Preferred Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, under the symbols “DCOM” and “DCOMP”, subject to official notice of issuance.

9.2.	Conditions to the Obligations of Bridge Bancorp under this Agreement.

The obligations of Bridge Bancorp under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

9.2.1.      Representations and Warranties. The representations and warranties of DCB set forth in Sections 4.3.1, the second sentence of 4.3.2, the first sentence of 4.3.3 and 4.24 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of DCB set forth in the first sentence of Sections 4.2.1 and 4.2.2, the second and third sentence of Section 4.2.3, and Section 4.4.1 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of DCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on DCB set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on DCB. Bridge Bancorp shall have received a certificate signed on behalf of DCB by the Chief Executive Officer and the Chief Financial Officer of DCB to the foregoing effect.

9.2.2.      Agreements and Covenants. DCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Bridge Bancorp shall have received a certificate signed on behalf of DCB by the Chief Executive Officer and Chief Financial Officer of DCB to such effect dated as of the Effective Time.

9.2.3.      Tax Opinion. Bridge Bancorp shall have received an opinion of Luse Gorman, PC, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Bridge Bancorp, BNB Bank, DCB and Dime Community Bank, reasonably satisfactory in form and substance to such counsel.

9.3.	Conditions to the Obligations of DCB under this Agreement.

The obligations of DCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.      Representations and Warranties. The representations and warranties of Bridge Bancorp set forth in Sections 5.3.1, the second sentence of 5.3.2, the first sentence of 5.3.3 and 5.24 (in each case after giving effect to the lead in to Article V) shall be true and correct (other than, in the case of Section 5.3.1, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Bridge Bancorp set forth in the first sentence of Sections 5.2.1 and 5.2.2, the second and third sentence of Section 5.2.3 and Section 5.4.1 (in each case, after giving effect to the lead in to Article V) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Bridge Bancorp set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Bridge Bancorp set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article V) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Bridge Bancorp. DCB shall have received a certificate signed on behalf of Bridge Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bridge Bancorp to the foregoing effect.

9.3.2.      Agreements and Covenants. Bridge Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and DCB shall have received a certificate signed on behalf of Bridge Bancorp by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.      Tax Opinion. DCB shall have received an opinion of Holland & Knight LLP, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Bridge Bancorp, BNB Bank, DCB and Dime Community Bank, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
[Reserved]

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of DCB:

11.1.1.  At any time by the mutual written agreement of Bridge Bancorp and DCB;

11.1.2.  By the Board of Directors of either Bridge Bancorp or DCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 45 days after written notice of such breach by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by DCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by Bridge Bancorp);

11.1.3.  By the Board of Directors of either Bridge Bancorp or DCB (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure (i) by its nature cannot be cured prior to the Termination Date or (ii) shall not have been cured within 45 days after written notice of such failure by the terminating party to the other party provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by DCB) or Section 9.3.2 (in the case of a breach of covenant by Bridge Bancorp);

11.1.4.  At the election of the Board of Directors of either Bridge Bancorp or DCB, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Bridge Bancorp and DCB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.  By Bridge Bancorp, if (i) DCB or the Board of Directors of DCB shall have made a Recommendation Change, or (ii) DCB or the Board of Directors of DCB shall have breached its obligations under Section 8.2 or 7.5 in any material respect;

11.1.6.  By DCB, if (i) Bridge Bancorp or the Board of Directors of Bridge Bancorp shall have made a Recommendation Change, or (ii) Bridge Bancorp or the Board of Directors of Bridge Bancorp shall have breached its obligations under Section 8.2 or 7.5 in any material respect; and

11.1.7.  By the Board of Directors of either Bridge Bancorp or DCB, if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) Regulatory Approval includes a Burdensome Condition, or (iii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

11.2.	Effect of Termination.

11.2.1.  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.8, 12.9, 12.10, 12.11, 12.12 and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)             Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Bridge Bancorp and DCB.

(B)              In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)              (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Bridge Bancorp or shall have been made directly to the shareholders of Bridge Bancorp, or any Person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Bridge Bancorp Meeting) an Acquisition Proposal, in each case with respect to Bridge Bancorp and (A) (x) thereafter this Agreement is terminated by either DCB or Bridge Bancorp pursuant to Section 11.1.4 without the Requisite Bridge Bancorp Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by DCB pursuant to Section 11.1.2 or 11.1.3 as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Bridge Bancorp enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Bridge Bancorp shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay DCB, by wire transfer of same-day funds, a fee equal to $18.0 million (the “Termination Fee”); provided, that for purposes of this Section 11.2.2, all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)        In the event that this Agreement is terminated by DCB pursuant to Section 11.1.6, then Bridge Bancorp shall pay DCB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(D)             (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of DCB or shall have been made directly to the shareholders of DCB or any Person shall have publicly announced (and not withdrawn at least two (2) business days prior to the DCB Meeting) an Acquisition Proposal, in each case with respect to DCB and (A) (x) thereafter this Agreement is terminated by either DCB or Bridge Bancorp pursuant to Section 11.1.4 without the Requisite DCB Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Bridge Bancorp pursuant to Section 11.1.2 or 11.1.3 as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, DCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then DCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Bridge Bancorp the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 11.2.2, all references in the definition of Acquisition Proposal to ‘twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Bridge Bancorp pursuant to Section 11.1.5, then DCB shall pay Bridge Bancorp, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(E)              The right to receive payment of the Termination Fee under Section 11.2.2(C) or (D) will constitute the sole and exclusive remedy of Bridge Bancorp against DCB and its Subsidiaries, and DCB against Bridge Bancorp and its Subsidiaries, respectively, and their respective officers and directors with respect to a termination under (i) or (ii) in Sections 11.2.2 (C) and (D) above. In no event shall either party be required to pay the Termination Fee more than once.

11.2.3.  Each of DCB and Bridge Bancorp acknowledges that the agreements contained in Section 11.2.2(C) and (D) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if DCB or Bridge Bancorp, as the case may be, fails promptly to pay the amount due pursuant to Section 11.2.2(C) and (D), and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if DCB or Bridge Bancorp, as the case may be, fails to pay the amounts payable pursuant to Section 11.2.2(C) and (D), then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of DCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of DCB, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to DCB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

12.1.	Confidentiality.

Except as specifically set forth herein, Bridge Bancorp, BNB Bank and DCB mutually agree to be bound by the terms of the Mutual Confidentiality and Exclusivity agreement dated February 24, 2020, as amended (the “Confidentiality Agreement”) previously executed by Bridge Bancorp and DCB, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.3.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to Bridge Bancorp, to:	Kevin M. O’Connor President and Chief Executive Officer Bridge Bancorp, Inc. 2200 Montauk Highway Bridgehampton, New York 11932 Email: koconnor@bnbbank.com

With required copies (which shall not constitute notice) to:	John J. Gorman, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: jgorman@luselaw.com

If to DCB, to:	Kenneth J. Mahon Chief Executive Officer Dime Community Bancshares, Inc. 300 Cadman Plaza West, 8th Floor Brooklyn, New York 11201 Email: kmahon@dime.com

With required copies to (which shall not constitute notice):

Patricia M. Schaubeck, Esq.

Executive Vice President, General Counsel

Dime Community Bancshares, Inc.

300 Cadman Plaza West, 8th Floor

Brooklyn, New York 11201

Email: PSchaubeck@dime.com

and

Paul M. Aguggia

Holland & Knight LLP

31 West 52nd Street

New York, New York 10019
Email: paul.aguggia@hklaw.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

12.4.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.5.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.6.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.7.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.8.	Governing Law; Jurisdiction.

Except to the extent mandatory provisions of federal law or the provisions of the NYBCL are applicable to the Merger or to the fiduciary duties of Bridge Bancorp’s Board of Directors, this Agreement shall be governed by and construed in accordance with the laws of State of Delaware, without regard to any applicable conflicts of law. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.4.

12.9.	Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

12.10.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The term “made available” means any document or other information that was (a) included in the virtual data room of a party at least two (2) business days prior to the date hereof, or (b) filed by a party with the SEC and publicly available on EDGAR at least two (2) business days prior to the date hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.	Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

12.12.	Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

IN WITNESS WHEREOF, Bridge Bancorp and DCB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

Bridge Bancorp, Inc.

Dated: July 1, 2020	By:	/s/ Kevin M. O’Connor
		Name:	Kevin M. O’Connor
		Title:	President and Chief Executive Officer

Dime Community Bancshares, Inc.

Dated: July 1, 2020	By:	/s/ Kenneth J. Mahon
		Name:	Kenneth J. Mahon
		Title:	Chief Executive Officer

Exhibit A

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of July 1, 2020, is entered into by and between Dime Community Bancshares, Inc., a Delaware corporation, (“DCB”) and the undersigned party (the “Shareholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the (“Merger Agreement”)), dated as of the date hereof, by and between DCB and Bridge Bancorp, Inc. (“BB”), DCB will be merged with and into BB, with BB as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock issued by BB, par value $0.01 per share (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for BB and DCB to enter into the Merger Agreement, DCB requires that the Shareholder, in his or her capacity as a shareholder, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:

a.	Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earlier of (i) the Effective Time, or (ii) if the Merger Agreement is terminated for any reason in accordance with its terms, as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

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3.	Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of the BB shareholder meeting to vote upon the Merger Agreement or any related matter (“BB Shareholder Meeting”) or (b) the termination of this Agreement in accordance with its terms (such period of time, the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at the BB Shareholder Meeting (whether annual or special and each adjourned or postponed meeting), however called, or in connection with any written consent of BB’s shareholders to vote upon the Merger Agreement, the Shareholder shall (i) appear at the BB Shareholder Meeting or otherwise cause all of his or her Existing Shares and all other shares of BB Common Stock or voting securities of BB over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the power to vote or direct the voting of (including any shares of BB Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire BB Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any BB Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder beneficially owns or controls as of the applicable record date for the BB Shareholder Meeting, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone the BB Shareholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of BB contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and the Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of BB or any of its subsidiaries (if the Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director to BB or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any Affiliate, as such term is defined in the Merger Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

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4.	Transfer Restrictions. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of DCB, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other hedging arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice to DCB (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to BB in connection with the vesting, settlement or exercise of BB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of BB equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted in writing by DCB in its sole discretion.

5.	Representations of the Shareholder. The Shareholder represents and warrants to DCB as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by DCB, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the certificate of incorporation and bylaws of BB), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created or permitted by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by DCB to confirm and assure the rights and obligations set forth in this Agreement. The Shareholder understands and acknowledges that DCB is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

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6.	Publicity. The Shareholder hereby authorizes BB and DCB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Merger Registration Statement, the Proxy Statement-Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify DCB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.	Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of BB, with respect to any employment, non-competition, non-solicit, change of control, severance, or consulting agreement between the Shareholder and either BB or DCB, or its Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by DCB to a majority-owned Affiliate or any successor-in-interest of DCB, but no such assignment shall relieve DCB of its obligations hereunder.

8.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that DCB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which DCB may be entitled (including monetary damages), DCB shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither DCB nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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9.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of New York, without regard to any applicable conflict of law principles.

10.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to DCB, in accordance with Section 12.3 of the Merger Agreement.

11.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

12.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by DCB and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

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14.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

DIME COMMUNITY BANCSHARES, INC.

By:
Kenneth J. Mahon
Title: Chief Executive Officer

[Additional Signatures on Next Page]

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SHAREHOLDER:

_______________________________

Name

_______________________________

Title

Number of Shares: ___________________

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Schedule A

Shareholder Information

Name, Address and E-Mail Address for Notices

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VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of July 1, 2020, is entered into by and between Bridge Bancorp, Inc., a New York corporation, (“BB”) and the undersigned party (the “Shareholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the (“Merger Agreement”)), dated as of the date hereof, by and between BB and Dime Community Bancshares, Inc. (“DCB”), DCB will be merged with and into BB, with BB as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock issued by DCB, no par value per share (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for BB and DCB to enter into the Merger Agreement, BB requires that the Shareholder, in his or her capacity as a shareholder, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:

a.	Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earlier of (i) the Effective Time, or (ii) if the Merger Agreement is terminated for any reason in accordance with its terms, as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

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3.	Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of the DCB shareholder meeting to vote upon the Merger Agreement or any related matter (“DCB Shareholder Meeting”) or (b) the termination of this Agreement in accordance with its terms (such period of time, the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at the DCB Shareholder Meeting (whether annual or special and each adjourned or postponed meeting), however called, or in connection with any written consent of DCB’s shareholders to vote upon the Merger Agreement, the Shareholder shall (i) appear at the DCB Shareholder Meeting or otherwise cause all of his or her Existing Shares and all other shares of DCB Common Stock or voting securities of DCB over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the power to vote or direct the voting of (including any shares of DCB Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire DCB Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any DCB Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder beneficially owns or controls as of the applicable record date for the DCB Shareholder Meeting, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone the DCB Shareholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of DCB contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and the Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of DCB or any of its subsidiaries (if the Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director to DCB or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any Affiliate, as such term is defined in the Merger Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

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4.	Transfer Restrictions. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of BB, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other hedging arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice to BB (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to DCB in connection with the vesting, settlement or exercise of DCB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of DCB equity awards, the exercise price thereon, or (iv) Transfer Shares as is otherwise permitted in writing by BB in its sole discretion.

5.	Representations of the Shareholder. The Shareholder represents and warrants to BB as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by BB, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the certificate of incorporation and bylaws of DCB), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created or permitted by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by BB to confirm and assure the rights and obligations set forth in this Agreement. The Shareholder understands and acknowledges that BB is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

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6.	Publicity. The Shareholder hereby authorizes BB and DCB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Merger Registration Statement, the Proxy Statement-Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify BB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.	Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of DCB, with respect to any employment, non-competition, non-solicit, change of control, severance, or consulting agreement between the Shareholder and either BB or DCB, or its Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by BB to a majority-owned Affiliate or any successor-in-interest of BB, but no such assignment shall relieve BB of its obligations hereunder.

8.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that BB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which BB may be entitled (including monetary damages), BB shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither BB nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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9.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of New York, without regard to any applicable conflict of law principles.

10.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to BB, in accordance with Section 12.3 of the Merger Agreement.

11.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

12.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by BB and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

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14.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

BRIDGE BANCORP, INC.

By:
Kevin J. O’Connor
Title: President and Chief
Executive Officer

[Additional Signatures on Next Page]

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SHAREHOLDER:

_____________________________

Name

_____________________________

Title

Number of Shares: ___________________

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Schedule A

Shareholder Information

Name, Address and E-Mail Address for Notices

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VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of July 1, 2020, is entered into by and between Dime Community Bancshares, Inc., a Delaware corporation, (“DCB”) and the undersigned party (the “Shareholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the (“Merger Agreement”)), dated as of the date hereof, by and between DCB and Bridge Bancorp, Inc. (“BB”), DCB will be merged with and into BB, with BB as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock issued by BB, par value $0.01 per share (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for BB and DCB to enter into the Merger Agreement, DCB requires that the Shareholder, in his or her capacity as a shareholder, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:

a.	Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest of (i) the conclusion of the meeting (whether annual or special and any adjournment or postponement thereof) of the BB shareholders to vote upon the Merger Agreement or any related matter (the “BB Shareholder Meeting”), (ii) the date of any amendment, waiver or modification of the Merger Agreement without the Shareholder’s prior written consent that has the effect of (x) changing the amount of the Merger Consideration, (y) changing the form of the Merger Consideration, in each case, payable pursuant to the Merger Agreement in effect on the date of this Agreement or (z) otherwise affecting the Shareholder in a materially adverse manner or (iii) if the Merger Agreement is terminated for any reason in accordance with its terms, as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 8 through 13 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein.

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3.	Voting Agreement. From the date hereof until the earlier of (a) the final adjournment of the BB shareholder meeting to vote upon the Merger Agreement or any related matter (“BB Shareholder Meeting”) or (b) the termination of this Agreement in accordance with its terms (such period of time, the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at the BB Shareholder Meeting (whether annual or special and each adjourned or postponed meeting), however called, or in connection with any written consent of BB’s shareholders to vote upon the Merger Agreement, the Shareholder shall (i) appear at the BB Shareholder Meeting or otherwise cause all of his or her Existing Shares that such Shareholder has the sole power to vote or direct the voting of and all other shares of BB Common Stock or voting securities of BB over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the sole power to vote or direct the voting of (including any shares of BB Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire BB Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any BB Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), which such Shareholder beneficially owns or controls as of the applicable record date for the BB Shareholder Meeting, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone the BB Shareholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of BB contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that in each case, the Merger Agreement shall not have been amended or modified in any manner without the Shareholder's prior written consent to (x) change the amount of the Merger Consideration payable pursuant to the Merger Agreement in effect on the date of this Agreement, (y) change the form of the Merger Consideration payable pursuant to the Merger Agreement in effect on the date of this Agreement or (z) otherwise affect the Shareholder in a materially adverse manner; provided, further, that the foregoing and the other provisions herein apply solely to the Shareholder in his or her capacity as a shareholder of BB and the Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of BB or any of its subsidiaries (if the Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director to BB or its shareholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any Affiliate, as such term is defined in the Merger Agreement. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

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4.	Transfer Restrictions. The Shareholder hereby agrees that such Shareholder will not, during the Support Period, without the prior written consent of DCB, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other hedging arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (to the extent the Shareholder has the sole right to dispose of or direct the disposition of such Shares, a “Transfer”); provided, that the Shareholder may (i) Transfer Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice to DCB (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to BB in connection with the vesting, settlement or exercise of BB equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of BB equity awards, the exercise price thereon, (iv) Transfer Shares as is otherwise permitted in writing by DCB in its sole discretion, or (v) Transfer shares to an Affiliate of the Shareholder; provided, that as a condition to such Transfer such Affiliate shall execute a joinder to this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Shareholder shall not be precluded from holding its clients’ shares in margin accounts at broker-dealers in the ordinary course of business consistent with past practice, and the holding of such shares in such margin accounts shall not constitute a breach of any provision of this Agreement.

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5.	Representations of the Shareholder. The Shareholder represents and warrants to DCB as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by DCB, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the certificate of incorporation and bylaws of BB), nor require any authorization, consent or approval of, or filing with, any Governmental Entity except for, filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any filing required under Section 13 or Section 16 under the Exchange Act; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the sole power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created or permitted by this Agreement, under applicable federal or state securities laws, under the Shareholder’s organizational documents or customary liens pursuant to the terms of any custody or similar agreement applicable to Shares held in brokerage accounts); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement. Notwithstanding the forgoing, the Shareholder may be deemed to have beneficial ownership, but not the voting authority, with respect to 599,928 Shares (the “Shared Voting Shares”), and the Shareholder will use its best efforts to recommend to such parties with voting authority that it vote such Shared Voting Shares in the same manner as the Shareholder is obligated to vote the other Shares pursuant to this Agreement. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by DCB to confirm and assure the rights and obligations set forth in this Agreement. The Shareholder understands and acknowledges that DCB is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

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6.	Publicity. The Shareholder hereby authorizes BB and DCB to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Merger Registration Statement, the Proxy Statement-Prospectus or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify DCB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.	Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of BB, with respect to any employment, non-competition, non-solicit, change of control, severance, or consulting agreement between the Shareholder and either BB or DCB, or its Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by DCB to a majority-owned Affiliate or any successor-in-interest of DCB, but no such assignment shall relieve DCB of its obligations hereunder.

8.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that DCB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which DCB may be entitled (including monetary damages), DCB shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither DCB nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.	Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of New York, without regard to any applicable conflict of law principles.

10.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to DCB, in accordance with Section 12.3 of the Merger Agreement.

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11.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

a.	Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by DCB and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

13.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

DIME COMMUNITY BANCSHARES, INC.

By:
Kenneth J. Mahon
Title: Chief Executive Officer

[Additional Signatures on Next Page]

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SHAREHOLDER:

__________________________________

Name

__________________________________

Title

Shares Over Which Shareholder has Sole Voting Power:

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Schedule A

Shareholder Information

Name, Address and E-Mail Address for Notices

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Exhibit B

AGREEMENT AND PLAN OF BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Bank Merger Agreement”) is dated as of July 1, 2020, by and between BNB Bank, a New York chartered trust company (“BNB”) and Dime Community Bank, a New York chartered bank (“DCB”).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and between Bridge Bancorp, Inc. (“BBI”) and Dime Community Bancshares, Inc. ("DCBI") dated as of July 1, 2020, whereby DCBI will merge with and into BBI with BBI as the surviving entity (the “Holding Company Merger”); and

WHEREAS, the Merger Agreement provides that following the Holding Company Merger, DCB shall be merged with and into BNB, with BNB as the surviving institution under the corporate name “Dime Community Bank” (the “Bank Merger”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, BNB and DCB do hereby agree and covenant as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1           “Effective Time” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 of this Bank Merger Agreement.

1.2          “Bank Merger” shall refer to the merger of DCB with and into BNB as provided in Section 2.1 of this Bank Merger Agreement.

1.3           “Merging Banks” shall collectively refer to BNB and DCB.

1.4          “Surviving Institution” shall refer to BNB as the surviving institution of the Bank Merger under the corporate name “Dime Community Bank”.

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ARTICLE II

TERMS OF THE BANK MERGER

2.1          The Bank Merger.

(a)           Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, DCB shall be merged with and into BNB pursuant to applicable regulations of the Board of Governors of the Federal Reserve System (“FRB”) and the New York State Department of Financial Services (“NYSDFS”) and the laws of the United States of America and the State of New York. BNB shall be the Surviving Institution of the Bank Merger under the corporate name “Dime Community Bank” and shall continue to be governed by FRB and NYSDFS regulations and the laws of the United States of America and the State of New York.

(b)          As a result of the Bank Merger, (i) each share of common stock stock of DCB issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of common stock, par value $0.01 per share, of BNB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Institution issued and outstanding immediately after the Effective Time.

(c)           At the Effective Time, the Surviving Institution shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Banks shall vest in the Surviving Institution and the Surviving Institution shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Institution. The deposit taking offices of DCB shall be operated by the Surviving Institution. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Institution if not inconsistent with the other provisions of the contract, will or document; and any pending, action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Institution may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.

2.2          Effective Time. The Bank Merger shall become effective as of the date mutually agreed upon by the parties hereto following the receipt of all required regulatory approvals and any applicable waiting periods.

2.3          Name of Surviving Institution. The name of the Surviving Institution shall be “Dime Community Bank”.

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2.4          Charter. As of the Effective Time, the charter of the Surviving Institution shall be amended to change the name of the Surviving Institution to “Dime Community Bank”, and as amended shall be the charter of the Surviving Institution until amended in accordance with applicable law.

2.5          Bylaws. On and after the Effective Time, the bylaws of Surviving Institution shall be the bylaws of BNB with such changes as set forth in the BNB Bank Bylaws Amendment (as set forth in the Merger Agreement), until amended in accordance with applicable law.

2.6          Directors and Officers. On and after the Effective Time, until changed in accordance with the charter and bylaws of the Surviving Institution, the directors and officers of the Surviving Institution shall be those directors and officers designated as such pursuant to Section 7.18 of the Merger Agreement. The directors and officers of the Surviving Institution shall hold office in accordance with the charter and bylaws of the Surviving Institution.

ARTICLE III

MISCELLANEOUS

3.1          Conditions Precedent. The respective obligations of each party under this Bank Merger Agreement shall be subject to (i) the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article IX of the Merger Agreement and (ii) the approval of this Bank Merger Agreement by the sole stockholder of BNB and DCB .

3.2          Termination. This Bank Merger Agreement shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Section XI thereof.

3.3          Amendments. This Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto, subject to the receipt of any required regulatory approvals or non-objections.

3.4          Successors. This Bank Merger Agreement shall be binding on the successors of BNB and DCB.

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IN WITNESS WHEREOF, BNB Bank and Dime Community Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

BNB BANK
ATTEST:

By:
Kevin M. O’Connor
Secretary		President and Chief Executive Officer

DIME COMMUNITY BANK
ATTEST:

By:
Kenneth J. Mahon
Secretary		Chief Executive Officer

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Exhibit C

RESTATED CERTIFICATE OF INCORPORATION

OF

DIME COMMUNITY BANCSHARES, INC.

(Under Section 807 of the Business Corporation Law)

FIRST: The name of the corporation is “Dime Community Bancshares, Inc.” (the “Corporation”). The name under which the Corporation was formed was “Bridge Bancorp, Inc.”

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Department of State of the State of New York on September 13, 1988 and was amended by Certificates of Amendment filed with the Department of State of the State of New York on May 8, 1997, June 24, 1999, January 6, 2009 and June 15, 2015.

THIRD: This Restated Certificate of Incorporation of the Corporation was authorized by the holders of outstanding shares of the Corporation entitled to vote on the restatement of the Certificate of Incorporation having not less than the minimum votes required pursuant to Section 807 of the New York Business Corporation Law.

FOURTH: The Certificate of Incorporation of the Corporation is hereby amended or changed to effect one or more amendments or changes authorized by the New York Business Corporation Law, including to:

(i)	Change the name of the Corporation;

(ii)	Change the number of authorized shares of capital stock of the Corporation;

(iii)	Create a series of preferred stock of the Corporation and set forth the designation of such series and the rights, preferences and limitations pertaining to such series of preferred stock;

(iv)	Remove the previous Section 8 entitled “Indebtedness”; and

(v)	Change the formatting, section headers and numbers, and make certain other minor revisions to the wording of sections that were not otherwise substantively changed.

FIFTH: The Certificate of Incorporation of the Corporation is hereby restated as described above and as further amended or changed to read as follows:

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CERTIFICATE OF INCORPORATION

OF

DIME COMMUNITY BANCSHARES, INC.

1.            Name. The name of the corporation is “Dime Community Bancshares, Inc.” (hereinafter referred to as the “Corporation”). The name under which the Corporation was initially formed was “Bridge Bancorp, Inc.”

2.            Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law.

3.            Office. The office of the Corporation is to be located in Suffolk County, State of New York.

4.            Capital Stock.

4.1.         Number of Shares. (a) The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000 shares, of which 80,000,000 shares shall be shares of common stock, par value $0.01, and 10,000,000 shares shall be shares of preferred stock, par value $0.01.

(b)          The Board of Directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series, and by filing a certificate of amendment to the Certificate of Incorporation pursuant to the applicable law of the State of New York (such certificate being hereinafter referred to as a “preferred stock designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

4.2.         Preemptive Rights. No holder of shares of any class or of any series of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

4.3.         5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A. A series of preferred stock of the Corporation is hereby created, and the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price, the voting rights, and any other relative rights, preferences and limitations pertaining to such series, are as follows:

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4.3.1.        Designation and Amount. The series of preferred stock, par value $0.01 per share, shall be designated as the “5.50% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 4.3.6 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 5,299,200 shares. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 4.3.7 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, powers, preferences and rights as every other share of Series A Preferred Stock.

4.3.2.       Dividends.

(a)            Holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for the payment of dividends under New York law, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to 5.50% per annum for each Dividend Period (as defined below) from ___________, _____ (the “Initial Dividend Accrual Date”), beginning on ____________, _____. If the Corporation issues additional shares of Series A Preferred Stock after the Initial Dividend Accrual Date, dividends on such additional shares of Series A Preferred Stock may accumulate from and including the Initial Dividend Accrual Date, the then most recent Dividend Payment Date or any other date the Corporation specifies at the time such additional shares of Series A Preferred Stock are issued. A “Dividend Period” means the period from, and including, a Dividend Payment Date (as defined below) to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Initial Dividend Accrual Date.

(b)           If declared by the Board of Directors or a duly authorized committee of the Board of Directors, the Corporation shall pay dividends on the Series A Preferred Stock quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on ____________, _____ (each such day on which dividends are payable, a “Dividend Payment Date”). In the event that any Dividend Payment Date falls on a day that is not a Business Day (as defined below), then the dividend payment due on that date shall be due on the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement. A “Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in the State of New York, are generally authorized or required by law or governmental action to close.

(c)            Dividends shall be payable to holders of record of shares of the Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, not exceeding 30 days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors or a duly authorized committee of the Board of Directors.

(d)            Dividends payable on shares of the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If the Corporation redeems the Series A Preferred Stock pursuant to Section 4.3.6, dividends on shares of the Series A Preferred Stock shall cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption. No interest shall be payable in respect of any dividend payment on shares of Series A Preferred Stock that may be in arrears.

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(e)            Dividends on shares of the Series A Preferred Stock shall not be cumulative. If for any reason the Board of Directors or a duly authorized committee of the Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period or be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for that Dividend Period, whether or not the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend on the Series A Preferred Stock for any subsequent Dividend Period with respect to the Series A Preferred Stock or for any future dividend period with respect to any other series of preferred stock of the Corporation or common stock, par value $0.01 per share, of the Corporation (the “Common Stock”).

(f)             So long as any share of the Series A Preferred Stock remains outstanding, unless full dividends on all outstanding shares of the Series A Preferred Stock in respect of the most recently completed Dividend Period have been declared and paid in full or a sum sufficient for the payment thereof set aside for such payment:

(i)	no dividend shall be declared or paid or a sum sufficient for the payment thereof set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (as defined below) (other than (1) a dividend payable solely in Junior Securities or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(ii)	no shares of Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) as a result of a reclassification of Junior Securities for or into other Junior Securities, (2) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (4) purchases, redemptions or other acquisitions of shares of the Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), nor shall any monies be paid or made available for a sinking fund for the redemption of any such security by the Corporation; and

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(iii)	no shares of Parity Securities (as defined below) shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Parity Securities, if any, (2) as a result of a reclassification of Parity Securities for or into other Parity Securities, (3) the exchange or conversion of Parity Securities for or into other Parity Securities or Junior Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities, (5) purchases, redemption or other acquisitions of shares of Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or pursuant to a contractually binding requirement to buy Parity Securities existing prior to such most recently completed Dividend Period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of Parity Securities pursuant to the conversion or exchange provisions of such Parity Securities or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

(g)            No dividends shall be declared or paid or funds set apart for the payment of dividends on any Parity Securities, if any, for any period unless dividends on the shares of Series A Preferred Stock have been contemporaneously declared and paid in full or a sum sufficient for the payment thereof set aside for such payment for all declared and unpaid dividends (without accumulation of any undeclared dividends) for all Dividend Periods. When dividends are not paid in full upon the shares of Series A Preferred Stock and any other Parity Securities, if any, all dividends declared and paid upon the shares of the Series A Preferred Stock and any other Parity Securities, if any, shall be declared on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series A Preferred Stock, and accrued dividends, including any accumulations, if any, on such Parity Securities, if any, bear to each other. No Interest shall be payable in respect of any dividend payment on the Series A Preferred Stock that may be in arrears.

(h)            Subject to the conditions in this Section 4.3.2, and not otherwise, dividends (payable in cash, capital stock, or otherwise), as may be determined by the Board of Directors or a duly authorized committee of the Board of Directors, may be declared and paid on Junior Securities or Parity Securities, if any, from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in those dividends.

(i)             Dividends on the Series A Preferred Stock shall not be declared, paid or funds set apart for the payment thereof to the extent such act would cause the Corporation to fail to comply with any applicable laws and regulations, including applicable capital adequacy rules of any appropriate federal banking regulator or agency.

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4.3.3.       Liquidation Preference.

(a) Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidating distribution of $25.00 per share, plus an amount equal to the sum of any declared and unpaid dividends, without accumulation of any undeclared dividends, for Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution, before any payment or distribution of assets to the holders of the Common Stock or any other class or series of Junior Securities. Holders of the Series A Preferred Stock shall not be entitled to any other amounts from the Corporation and shall have no right or claim to any of the remaining assets of the Corporation after such holders have received their full liquidating distribution as provided for in this Section 4.3.3.

(b)           In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, the amounts paid to the holders of the Series A Preferred Stock and the holders of Parity Securities, if any, shall be paid pro rata in accordance with the respective aggregate liquidating distributions owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Series A Preferred Stock and the liquidation amounts owed to all holders of Parity Securities, if any, have been paid in full to all such holders, the holders of Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)            For purposes of this Section 4.3.3, the merger or consolidation by the Corporation with or into any other entity or by another entity with or into the Corporation, including a merger or consolidation in which the holders of the Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or other transfer of all or substantially all of the assets or business of the Corporation for cash, securities or other consideration, shall not constitute a liquidation, dissolution or winding up of the Corporation. If the Corporation enters into any merger or consolidation transaction with or into any other entity and the Corporation is not the surviving entity in such transaction, the Series A Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms that are substantially similar to the terms of the Series A Preferred Stock set forth herein.

4.3.4.       Preemption and Conversion. The holders of the Series A Preferred Stock shall not have any preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of, or any interest or property in, the Corporation.

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4.3.5.        Voting Rights.

(a)            The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of the Common Stock, except as provided in this Section 4.3.5 or as otherwise specifically required by law.

(b)           So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock and any Voting Parity Stock, voting together as a single class of the Corporation’s capital stock, shall be required to authorize or increase the authorized amount of, or issue or create shares of, any class or series of Senior Securities, or reclassify any authorized capital stock into any such shares of Senior Securities, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Senior Securities.

(c)            So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds in voting power of all outstanding shares of the Series A Preferred Stock, voting together as a separate class of the Corporation’s capital stock, shall be required to:

(i)	amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Common Stock or authorized preferred stock or the creation and issuance, or an increase or decrease in the authorized or issued amount, of other series of capital stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

(ii)	consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are substantially similar to the terms of the Series A Preferred Stock.

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(d)            If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors on the Board of Directors shall be increased by two until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of Series A Preferred Stock shall have the right, voting as a class together with holders of any other equally ranked series of preferred stock as to payment of dividends and that have similar voting rights, if any (such stock, “Voting Parity Stock”), to vote for the election of such two additional members of the Board of Directors (such additional directors, the “Preferred Directors”), at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preferred Stock or any other series of Parity Securities (unless such request is received less than 90 days before the date fixed for the Corporation’s next annual or special meeting of the stockholders, or if no such request is made, in either event such election shall be held at such next annual or special meeting of the stockholders), to hold office for a term of one year; provided that the Board of Directors shall at no time include more than two Preferred Directors. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the Preferred Directors shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of the Series A Preferred Stock shall cease, subject to increase in the number of directors as described in this clause (d) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly Dividend Periods, whether or not consecutive, as described in this clause (d).

(e)           Any Preferred Director may be removed and replaced at any time, with cause as provided by law or without cause by the affirmative vote of the holders of the Series A Preferred Stock voting together as a class with the holders of Voting Parity Stock, to the extent the voting rights of such holders described in clause (d) above are then exercisable. Any vacancy created by removal with or without cause may be filled only as described in the preceding sentence. If the office of any Preferred Director becomes vacant for any reason other than removal, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described in Section 4.3.6, such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends as provided for in Section 4.3.6), and the terms of any Preferred Directors shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of Voting Parity Stock have similarly terminated.

(f)            In exercising the voting rights set forth in this Section 4.3.5 or when otherwise granted voting rights by operation of law or by the Corporation, each share of the Series A Preferred Stock shall be entitled to one vote.

(g)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of the Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of the Series A Preferred Stock shall have been redeemed or shall have been called for redemption by the giving of notice thereof pursuant to Section 4.3.6(c) below and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

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(h)       Notice for a special meeting to elect the Preferred Directors shall be given in a similar manner to that provided in the Corporation’s bylaws for a special meeting of the stockholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any requesting holder of Series A Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 4.3.5(h), and for that purpose shall have access to the stock register of the Corporation.

4.3.6.       Redemption.

(a)           The Series A Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series A Preferred Stock shall not have the right to require the redemption or repurchase of the Series A Preferred Stock.

(b)          The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may redeem out of assets lawfully available therefor the Series A Preferred Stock, in whole or in part, from time to time, on or after June 15, 2025, subject to the approvals required by Section 4.3.6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to, but excluding, the redemption date.

(c)           At any time within 90 days after a Regulatory Capital Treatment Event (as defined below), the Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, may provide notice of its intent to redeem the Series A Preferred Stock in accordance with the procedures described below, and the Corporation may subsequently redeem, out of assets lawfully available therefor, the Series A Preferred Stock in whole, but not in part, subject to the approvals required by Section 4.3.6(g), at a redemption price equal to $25.00 per share, plus any declared and unpaid dividends for prior Dividend Periods and any accrued but unpaid (whether or not declared) dividends for the then-current Dividend Period to but excluding the redemption date.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of any:

(i)	amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;

(ii)	proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or

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(iii)	final official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is made, adopted, approved or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat an amount equal to the aggregate liquidation preference of the shares of Series A Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules or regulations of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(d)            If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Any notice so mailed as provided in this Section 4.3.6(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice and any defect in such notice or in the mailing thereof, to any holder of shares of the Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock. Each notice of redemption shall state (i) the redemption date; (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of the Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates, if any, evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed shall cease to accrue on the redemption date.

(e)           If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been irrevocably set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors, which bank or trust company may be an affiliate of the Corporation (the “Depositary Company”), in trust for the pro rata benefit of the holders of the shares called for redemption, then, on and after the redemption date, dividends shall cease to accrue on shares of the Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, including rights described under Section 4.3.5, except the right to receive the redemption price equal to $25.00 per share plus any declared and unpaid dividends for prior Dividend Periods and any declared and unpaid (whether or not declared) dividends for the Dividend Period to, but excluding, the redemption date, without interest.

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(f)            In the case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares of the Series A Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of Series A Preferred Stock held by such holders, by lot or in such other manner as the Corporation may determine to be fair and equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock is issued, subject to the provisions hereof. Subject to the provisions of this Section 4.3.6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred Stock shall be redeemed from time to time.

(g)          Any redemption of the Series A Preferred Stock is subject to the Corporation’s receipt of any required prior approval by the Board of Governors of the Federal Reserve System or any other appropriate federal regulatory agency and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System or other applicable guidelines of any other appropriate federal regulatory agency applicable to redemption of the Series A Preferred Stock.

(h)          Shares of the Series A Preferred Stock that have been reacquired in any manner by the Corporation, including shares purchased, otherwise acquired for value or redeemed pursuant to this Section 4.3.6, shall (upon compliance with any applicable provisions of the laws of the State of New York) after such acquisition be retired and have the status of authorized and unissued shares of the class of preferred stock undesignated as to series and may be redesignated and reissued by the Corporation as part of any series of preferred stock other than as Series A Preferred Stock.

4.3.7.       Amendment of Resolution. The Board of Directors reserves the right from time to time to increase (but not in excess of the total number of authorized shares of preferred stock) or decrease (but not below the number of shares of Series A Preferred Stock then outstanding) the number of shares that constitute the Series A Preferred Stock by further resolution adopted by the Board of Directors or a duly authorized committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the New York Business Corporation Law stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Amended and Restated Certificate of Incorporation within the limitations provided by law. The Corporation may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number. The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock.

4.3.8.       Rank. The shares of Series A Preferred Stock shall rank:

(a)            senior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Junior Securities” refers to the Common Stock and any other class or series of capital stock over which the Series A Preferred Stock has preference or priority, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

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(b)            on parity, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks either junior or senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Parity Securities” refers to any class or series of capital stock that ranks on a parity with the shares of Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)       junior, either as to dividends or upon liquidation, dissolution or winding up of the Corporation, or both, as to any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be (as used herein, the term “Senior Securities” refers to any class or series of capital stock that ranks senior to the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require and junior to all existing and future indebtedness and other liabilities of the corporation).

4.3.9.       Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

4.3.10.      Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

4.3.11.      Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted herein, in this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or by applicable law. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through DTC, such notices may be given to the beneficial owners of the Series A Preferred Stock in any manner permitted by DTC.

4.3.12.      Other Rights. The shares of Series A Preferred Stock shall not have any powers, preferences, privileges or rights other than as expressly set forth herein or as provided by applicable law.

5. Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of any process in action or proceeding against the Corporation which may be served upon the Secretary of State is ____________, Attention: ____________.

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6. Duration. The duration of the Corporation is to be perpetual.

7. Opposition of Tender or Other Offer. (A) The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

(2) Whether a more favorable price could be obtained for the Corporation’s securities in the future.

(3) The social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

(4) The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock.

(5) The value of the securities (if any) which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered.

(6) The business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon the Corporation and any of its subsidiaries and the other elements of the communities in which the Corporation and any of its subsidiaries operate or are located.

(7) Any antitrust or other legal and regulatory issues that are raised by the offer.

(B) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

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8. Business Combinations. (A) Except as otherwise expressly provided in paragraph (B) of this Section 8, a Business Combination (as defined) shall require the affirmative vote of not less than seventy-five percent of the votes. entitled to be cast by the holders of all then outstanding shares of common stock of the Corporation (“Common Stock”).

(B) The provisions of paragraph (A) of this Section 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in the following paragraphs (B)(1) and (B)(2) are met:

(1) The Business Combination shall have been approved by seventy-five percent or more of the Continuing directors (as defined) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined) to become an Interested Shareholder.

(2) (a) The aggregate amount of cash, and the Fair Market Value (as defined), as of the date of the consummation of the Business Combination, of the consideration other than cash, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of the following: (i) the highest per share price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”); and (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”).

(b) The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

(c) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (i) there Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing directors; and (iii) such Interest Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any Common Stock.

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(d) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(e) Such Interested Shareholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing directors.

(C) For the purpose of this Section 8:

(1) The term “Business Combination” shall mean:

(a) any merger or consolidation of the Corporation or any Subsidiary (as defined) with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more; or

(c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

(2) The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.

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(3) The term “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who:

(a) is the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all the outstanding shares of Common Stock; or

(b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing five percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or

(c) is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(4) A person shall be a “beneficial owner” of any Common Stock:

(a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

(c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

For the purposes of determining whether a person is an Interested Shareholder pursuant to this paragraph (C)(4), the number of shares of Common Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraphs (C)(5) and (C)(6), but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(5) An “Affiliate” is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(6) The term “Associate” used to indicate a relationship with any person, means:

(a) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

(b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(c) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

(7) The term “Subsidiary” means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (C)(4), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

(8) The term “Continuing director” means any member of the Board of Directors of the Corporation (the “Board”), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing director while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing director by a majority of Continuing directors.

(9) The term “Fair Market Value” means:

(a) in the case of cash, the amount of such cash;

(b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing directors in good faith; and

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(c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing directors.

(10) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in the context of paragraphs (B)(2)(a) and (B)(2)(b) shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

(D) The Board shall have the power and duty to determine for the purposes of this Section 8, on the basis of information known to them after reasonable inquiry,

(1) whether a person is an Interested Shareholder;

(2) the number of shares of Common Stock or other securities beneficially owned by any person;

(3) whether a person is an Affiliate or Associate of another; and

(4) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.

Any such determination made in good faith shall be binding and conclusive on all parties.

(E) Nothing contained in this Section 8 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(F) The fact that any Business Combination complies with the provisions of paragraph (B) of this Section 8 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

9. Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages because of his breach as a director unless:

(A) such liability is based upon a judgment or other final adjudication adverse to him which establishes:

(1) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

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(2) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or

(3) that his acts violated Section 719 of the New York Business Corporation Law; or

(B) such liability is for any act or omission preceding September 13, 1988.

If the New York Business Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of directors, the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be further limited to the fullest extent permitted by the amended New York Business Corporation Law.

10. Amendments to Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than seventy-five percent of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock of the Corporation shall be required to amend or repeal, or adopt any provision inconsistent with, Section 4.2 (Preemptive Rights), Section 7 (Opposition of Tender or Other Offer), Section 8 (Business Combinations), Section 9 (Director Liability) and this Section 10 (Amendments to Certificate of Incorporation); provided, however, that this Section 10 shall not apply to, and such seventy-five percent vote shall not be required for, any amendment, repeal or adoption approved by seventy-five percent of the Board if all of such directors are persons who would be eligible to serve as Continuing directors within the meaning of paragraph (C)(8) of Section 8.

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Exhibit D

PROPOSED AMENDMENTS TO HOLDING COMPANY BYLAWS

The Bylaws (the “Bylaws”) of Bridge Bancorp, Inc. (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined below):

1.             Section 205 of Article II shall be amended and restated in its entirety as follows:

Section 205 - Election, Resignation and Removal

Subject to the majority voting policy of the Board of Directors, directors shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her resignation or removal. A director may resign by written notice to the corporation. The resignation is effective upon its receipt by the Corporation or a subsequent time as set forth in the notice of resignation. A director or all of the directors on the Board of Directors may be removed, with cause, by vote of the holders of a majority of the shares entitled to vote at an election of directors.

2.            Section 206 of Article II shall be amended and restated in its entirety as follows:

Section 206 - Vacancies

Subject to Article VIII, vacancies in the Board of Directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise shall be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum of the Entire Board of Directors), unless filled by proper action of the shareholders of the Corporation. Each person so elected shall be a director for a term of office continuing only until the next election of directors by the shareholders.

3.            A new Article VIII shall be added as follows, and Article VIII and Article IX of the Bylaws shall be renumbered as Article IX and X, respectively:

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ARTICLE VIII

CERTAIN GOVERNANCE MATTERS

8.01        INTERPRETATION; DEFINITIONS.

(a)          The provisions of this Article VIII shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article VIII and any other provision of these Bylaws, such provision of this Article VIII shall control.

(b)          The following definitions shall apply to this Article VIII and otherwise as applicable in these Bylaws:

(i)             “Designated Exchange” means the primary stock exchange on which the Corporation’s common stock is listed.

(ii)            “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 1, 2020, by and between the Corporation and Dime Community Bancshares, Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(iii)           “Entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

(iv)           “Legacy DCB” means Dime Community Bancshares, Inc., a Delaware corporation, which has merged with and into the Corporation effective as of the Effective Time.

(v)           “Legacy DCB Directors” shall mean the directors as of the Effective Time who were directors of Legacy DCB as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy DCB prior to the Effective Time and any additional directors nominated by the Corporate Governance and Nominating Committee pursuant to Section 8.04(b) of this Article VIII.

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(vi)          “Legacy Bridge Bancorp” means Bridge Bancorp, Inc., a New York corporation, as in existence immediately prior to the Effective Time.

(vii)         “Legacy Bridge Bancorp Directors” shall mean the directors of the Corporation as of the Effective Time who were directors of Legacy Bridge Bancorp as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy Bridge Bancorp prior to the Effective Time and any additional directors nominated by the Corporate Governance and Nominating Committee pursuant to Section 8.04(b) of this Article VIII.

(viii)        “Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.

(ix)           “Subsidiary Bank” shall mean the Surviving Corporation’s wholly owned subsidiary, Dime Community Bank.

(x)            “Surviving Corporation” shall mean the Corporation, which shall have the name Dime Community Bancshares, Inc., upon the Effective Time.

8.02         CHAIR; OFFICERS.

(a)           Effective as of the Effective Time, (i) Kenneth J. Mahon shall serve as Executive Chairman (the “Chair”) of the Board of Directors of the Surviving Corporation, (ii) Marcia Hefter shall serve as Lead Director of the Surviving Corporation, (iii) Kevin M. O’Connor shall serve as Chief Executive Officer of the Surviving Corporation, (iv) Stuart H. Lubow shall serve as President and Chief Operating Officer of the Surviving Corporation, (v) Avinash Reddy shall serve as Senior Executive Vice President and Chief Financial Officer of the Surviving Corporation, and (vi) John M. McCaffery shall serve as Senior Executive Vice President and Chief Risk Officer of the Surviving Corporation.

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(b)          During the Specified Period, the Legacy DCB Directors shall have the exclusive authority to appoint, by at least a majority vote, on behalf of the Board of Directors of the Surviving Corporation, the Chair at each annual meeting, or at any special meeting at which directors are to be elected, or otherwise upon the death, resignation, removal, disqualification or other cessation of service by the Chair (or any of such individuals’ successors selected and appointed pursuant to this subsection (b)).

(c)           During the Specified Period, the Legacy Bridge Bancorp Directors shall have the exclusive authority to appoint, by at least a majority vote, on behalf of the Board of Directors of the Surviving Corporation, the Lead Director at each annual meeting, or at any special meeting at which directors are to be elected, or otherwise upon the death, resignation, removal, disqualification or other cessation of service by the Lead Director (or any of such individuals’ successors selected and appointed pursuant to this subsection (c)).

(d)          During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsections (a)(iii) through (a)(vi) above, (ii) any amendment or modification to any employment or similar agreement with any officers listed in subsections (a)(iii) through (a)(vi) above, to the extent such amendment or modification would adversely affect such individual, (iii) any termination without cause of any such individual’s employment by the Corporation, (iv) or any modification to any of such individual’s respective duties, authority or reporting relationships as set forth in Article VIII of these Bylaws, or any relocation from such individual’s respective principal office locations as specified in their respective employment agreements, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

(e)           During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in subsection (a)(iii) through (a)(vi) above (or any of such individuals’ successors selected and appointed pursuant to this subsection (e)), an individual approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors shall be appointed to serve in such capacity.

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(f)           The Corporation shall cause its Subsidiary Bank, effective as of the Effective Time, to adopt a bylaw amendment substantially identical to this Article VIII with respect to the matters specified in subsections (a) through (e) above.

8.03        COMPOSITION OF THE BOARD OF DIRECTORS; LEAD DIRECTOR.

During the Specified Period:

(a)          the Entire Board of Directors shall be comprised of twelve (12) Directors, of which six (6) shall be Legacy Bridge Bancorp Directors (which shall consist of Kevin M. O’Connor, Marcia Hefter and four (4) other Legacy Bridge Bancorp Directors who qualify as independent directors under the rules of the Designated Exchange) and six (6) shall be Legacy DCB Directors (which shall consist of Kenneth J. Mahon, and five (5) other Legacy DCB Directors who qualify as independent directors under the rules of the Designated Exchange); provided, however, that Legacy DCB Directors who are not independent as of the Effective Time but become independent during the Specified Period shall be deemed independent for this purpose;

(b)          the Chair to be appointed in accordance with Article VIII shall be a Legacy DCB Director. The Chair shall provide overall leadership to enhance the effectiveness and performance of the Entire Board of Directors and act as primary spokesperson for the Entire Board of Directors, and shall, among other things, have the power and authority to (i) confer with the Chief Executive Officer of the Surviving Corporation on succession planning and key hiring and firing decisions, (ii) confer with the Chief Executive Officer on reviewing and developing strategic initiatives, including coordinating on strategic initiatives and written plans to bring to the Entire Board of Directors, (iii) confer with the Chief Executive Officer and senior executives of the Surviving Corporation on identifying and evaluating potential merger and acquisition transactions, and (iv) perform such other customary duties as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Chair from time to time;

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(c)           the Lead Director to be appointed in accordance with Article VIII shall be a Legacy Bridge Bancorp Director who shall qualify as an independent director under the rules of the Designated Exchange (and any other requirements). The Lead Director shall chair any meeting of the independent directors in executive session, and shall, among other things, have the power and authority to (i) preside at meetings of the Board of Directors at which the Chair is not present, (ii) work with the Chair and CEO to determine the information and materials provided to members of the Board of Directors, (iii) consult with the Chair on such other matters as are pertinent to the Board of Directors and the Surviving Corporation, (iv) call meetings of the independent directors, (v) serve as a liaison between the Chair and the other independent directors, and (vi) perform such other customary duties as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Lead Director from time to time;

(d)          all vacancies resulting from the cessation of service by any Legacy Bridge Bancorp Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(b);

(e)          all vacancies resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(b);

(f)           the Corporate Governance and Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Legacy Bridge Bancorp Director in accordance with Section 8.04(b); and

(g)          the Corporate Governance and Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy DCB Director in accordance with Section 8.04(b).

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8.04         COMPOSITION OF CERTAIN COMMITTEES.

During the Specified Period:

(a)          Subject to Section 8.04(b) below, each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee of the Board of Directors shall (i) consist of at least four (4) members (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange), and (ii) be composed of fifty percent (50%) Legacy Bridge Bancorp Directors and fifty percent (50%) Legacy DCB Directors.

(b)          For purposes of exercising the authority set forth in Sections 8.03(d), 8.03(f), and 8.04(d), the Corporate Governance and Nominating Committee shall consist of all of the Legacy Bridge Bancorp Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. For purposes of exercising the authority set forth in Sections 8.03(e), 8.03(g), and 8.04(e), the Corporate Governance and Nominating Committee shall consist of all of the Legacy DCB Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(c)          The Legacy DCB Directors shall have the exclusive authority to appoint, by at least a majority vote, the initial Legacy DCB Directors on each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee. The Legacy Bridge Bancorp Directors shall have the exclusive authority to appoint, by at least a majority vote, the initial Legacy Bridge Bancorp Directors on each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

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(d)          All vacancies on the Compensation Committee or the Audit Committee resulting from the cessation of service by any Legacy Bridge Bancorp Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(a) and (b).

(e)          All vacancies on the Compensation Committee or the Audit Committee resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 8.04(a) and (b).

(f)           All vacancies on the Corporate Governance and Nominating Committee resulting from the cessation of service by any Legacy Bridge Bancorp Director for any reason shall be filled with a person selected and approved by a majority vote of all of the Legacy Bridge Bancorp Directors then in office, which person so selected shall satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. All vacancies on the Corporate Governance and Nominating Committee resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected and approved by a majority vote of all of the Legacy DCB Directors then in office, which person so selected shall satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(g)          Upon the expiration of the Specified Period, the Compensation Committee, the Audit Committee, and the Corporate Governance and Nominating Committee established pursuant to this Section 8.04 shall be automatically disbanded, and the directors to serve on each such committee thereafter shall be designated in accordance with the Bylaws and the respective committee corporate charters.

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8.05	CORPORATE HEADQUARTERS; NAME; AMENDMENTS TO ARTICLE VIII

(a)           Effective as of and from the Effective Time, the headquarters of the Corporation will be located in Hauppauge, New York

(b)           Effective as of the Effective Time, the name of the Corporation will be “Dime Community Bancshares, Inc.”

(c)           In the event of any inconsistency between any provision of this Article VIII and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article VIII shall control. During the Specified Period, the provisions of this Article VIII may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the Entire Board of Directors.

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Exhibit E

PROPOSED AMENDMENTS TO BANK BYLAWS

The Bylaws (the “Bylaws”) of BNB Bank (the “Bank”) shall be amended as follows, effective as of the Effective Time (as such term is defined below):

1.            Section 2.3 of Article II shall be amended and restated in its entirety as follows:

Section 2.3

Term of Directors -The members of the Board of Directors shall be elected at each annual meeting of the shareholders, each to hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her resignation or removal. A director may resign by written notice to the Bank. The resignation is effective upon its receipt by the Bank or a subsequent time as set forth in the notice of resignation.

2.             Section 2.8 of Article II shall be amended and restated in its entirety as follows:

Section 2.8

Vacancies - Subject to Article IX, vacancies in the Board of Directors occurring by reason of death, resignation, removal, increase in the number of directors or otherwise shall be filled by the affirmative vote of a majority of the remaining directors (even if less than a quorum of the Entire Board of Directors), unless filled by proper action of the shareholders of the Bank. Each person so elected shall be a director for a term of office continuing only until the next election of directors by the shareholders.

3.             A new Article IX shall be added as follows, and Article IX of the Bylaws shall be renumbered as Article X:

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ARTICLE IX

CERTAIN GOVERNANCE MATTERS

9.01        INTERPRETATION; DEFINITIONS.

(a)           The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.

(b)           The following definitions shall apply to this Article IX and otherwise as applicable in these Bylaws:

(i)             “Designated Exchange” means the primary stock exchange on which the common stock of the Holding Company is listed.

(ii)            “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 1, 2020, by and between the Bridge Bancorp, Inc. and Dime Community Bancshares, Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(iii)           “Entire Board of Directors” means the total number of directors which the Bank would have if there were no vacancies.

(iv)           “Holding Company” means Dime Community Bancshares, Inc., the parent holding company of the Surviving Bank.

(v)            “Legacy DCB” means Dime Community Bank, a New York chartered bank, which has merged with and into the Bank effective as of the Effective Time.

(vi)           “Legacy DCB Directors” shall mean the directors as of the Effective Time who were directors of Legacy DCB as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy DCB prior to the Effective Time and any additional directors nominated by the Corporate Governance and Nominating Committee pursuant to Section 9.04(b) of this Article IX.

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(vii)          “Legacy BNB Bank” means BNB Bank, New York chartered Bank, as in existence immediately prior to the Effective Time.

(viii)         “ Legacy BNB Bank Directors” shall mean the directors of the Bank as of the Effective Time who were directors of Legacy BNB Bank as of immediately prior to the Effective Time and who were designated to be directors by the Board of Directors of Legacy BNB Bank prior to the Effective Time and any additional directors nominated by the Corporate Governance and Nominating Committee pursuant to Section 9.04(b) of this Article IX.

(ix)           “Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six (36) month anniversary of the Effective Time.

(x)            “Surviving Bank” shall mean BNB Bank, operating under the name Dime Community Bank, as the surviving institution in the merger of Dime Community Bank with and into BNB Bank, upon the Effective Time.

9.02         CHAIR; OFFICERS.

(a)           Effective as of the Effective Time, (i) Kenneth J. Mahon shall serve as Executive Chairman (the “Chair”) of the Board of Directors of the Surviving Bank, (ii) Marcia Hefter shall serve as Lead Director of the Surviving Bank, (iii) Kevin M. O’Connor shall serve as Chief Executive Officer of the Surviving Bank, (iv) Stuart H. Lubow shall serve as President and Chief Operating Officer of the Surviving Bank, (v) Avinash Reddy shall serve as Senior Executive Vice President and Chief Financial Officer of the Surviving Bank, and (vi) John M. McCaffery. shall serve as Senior Executive Vice President and Chief Risk Officer of the Surviving Bank.

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(b)          During the Specified Period, the Legacy DCB Directors shall have the exclusive authority to appoint, by at least a majority vote, on behalf of the Board of Directors of the Surviving Bank, the Chair at each annual meeting, or at any special meeting at which directors are to be elected, or otherwise upon the death, resignation, removal, disqualification or other cessation of service by the Chair (or any of such individuals’ successors selected and appointed pursuant to this subsection (b)).

(c)           During the Specified Period, the Legacy BNB Bank Directors shall have the exclusive authority to appoint, by at least a majority vote, on behalf of the Board of Directors of the Surviving Bank, the Lead Director at each annual meeting, or at any special meeting at which directors are to be elected, or otherwise upon the death, resignation, removal, disqualification or other cessation of service by the Lead Director (or any of such individuals’ successors selected and appointed pursuant to this subsection (c)).

(d)          During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in subsections (a)(iii) through (a)(vi) above, (ii) any amendment or modification to any employment or similar agreement with any officers listed in subsections (a)(iii) through (a)(vi) above, to the extent such amendment or modification would adversely affect such individual, (iii) any termination without cause of any such individual’s employment by the Bank, (iv) or any modification to any of such individual’s respective duties, authority or reporting relationships as set forth in Article IX of these Bylaws, or any relocation from such individual’s respective principal office locations as specified in their respective employment agreements, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

(e)           During the Specified Period, upon the death, resignation, removal, disqualification or other cessation of service by any of the individuals serving in the capacities set forth in subsection (a)(iii) through (a)(vi) above (or any of such individuals’ successors selected and appointed pursuant to this subsection (e)), an individual approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors shall be appointed to serve in such capacity.

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9.03        COMPOSITION OF THE BOARD OF DIRECTORS; LEAD DIRECTOR.

During the Specified Period:

(a)          the Entire Board of Directors shall be comprised of twelve (12) Directors, of which six (6) shall be Legacy BNB Bank Directors (which shall consist of Kevin M. O’Connor, Marcia Hefter and four (4) other Legacy BNB Bank Directors who qualify as independent directors under the rules of the Designated Exchange) and six (6) shall be Legacy DCB Directors (which shall consist of Kenneth J. Mahon, and five (5) other Legacy DCB Directors who qualify as independent directors under the rules of the Designated Exchange); provided, however, that Legacy DCB Directors who are not independent as of the Effective Time but become independent during the Specified Period shall be deemed independent for this purpose;

(b)          the Chair to be appointed in accordance with Article IX shall be a Legacy DCB Director. The Chair shall provide overall leadership to enhance the effectiveness and performance of the Entire Board of Directors and act as primary spokesperson for the Entire Board of Directors, and shall, among other things, have the power and authority to (i) confer with the Chief Executive Officer of the Surviving Bank on succession planning and key hiring and firing decisions, (ii) confer with the Chief Executive Officer on reviewing and developing strategic initiatives, including coordinating on strategic initiatives and written plans to bring to the Entire Board of Directors, (iii) confer with the Chief Executive Officer and senior executives of the Surviving Bank on identifying and evaluating potential merger and acquisition transactions, and (iv) perform such other customary duties as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Chair from time to time;

(c)           the Lead Director to be appointed in accordance with Article IX shall be a Legacy BNB Bank Director who shall qualify as an independent director under the rules of the Designated Exchange (and any other requirements). The Lead Director shall chair any meeting of the independent directors in executive session, and shall, among other things, have the power and authority to (i) preside at meetings of the Board of Directors at which the Chair is not present, (ii) work with the Chair and CEO to determine the information and materials provided to members of the Board of Directors, (iii) consult with the Chair on such other matters as are pertinent to the Board of Directors and the Surviving Bank, (iv) call meetings of the independent directors, (v) serve as a liaison between the Chair and the other independent directors, and (vi) perform such other customary duties as the Board of Directors, upon the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, may give to the Lead Director from time to time;

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(d)          all vacancies resulting from the cessation of service by any Legacy BNB Bank Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 9.04(b);

(e)          all vacancies resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 9.04(b);

(f)           the Corporate Governance and Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which Directors are to be elected, to fill each seat previously held by a Legacy BNB Bank Director in accordance with Section 9.04(b); and

(g)          the Corporate Governance and Nominating Committee shall have the exclusive authority to nominate, on behalf of the Board of Directors, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy DCB Director in accordance with Section 9.04(b).

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9.04        COMPOSITION OF CERTAIN COMMITTEES.

During the Specified Period:

(a)          Subject to Section 9.04(b) below, each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee of the Board of Directors shall (i) consist of at least four (4) members (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange), and (ii) be composed of fifty percent (50%) Legacy BNB Bank Directors and fifty percent (50%) Legacy DCB Directors.

(b)           For purposes of exercising the authority set forth in Sections 9.03(d), 9.03(f), and 9.04(d), the Corporate Governance and Nominating Committee shall consist of all of the Legacy BNB Bank Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. For purposes of exercising the authority set forth in Sections 9.03(e), 9.03(g), and 9.04(e), the Corporate Governance and Nominating Committee shall consist of all of the Legacy DCB Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(c)          The Legacy DCB Directors shall have the exclusive authority to appoint, by at least a majority vote, the initial Legacy DCB Directors on each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee. The Legacy BNB Bank Directors shall have the exclusive authority to appoint, by at least a majority vote, the initial Legacy BNB Bank Directors on each of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

(d)          All vacancies on the Compensation Committee or the Audit Committee resulting from the cessation of service by any Legacy BNB Bank Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 9.04(a) and (b).

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(e)          All vacancies on the Compensation Committee or the Audit Committee resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected by the Corporate Governance and Nominating Committee in accordance with Section 9.04(a) and (b).

(f)           All vacancies on the Corporate Governance and Nominating Committee resulting from the cessation of service by any Legacy BNB Bank Director for any reason shall be filled with a person selected and approved by a majority vote of all of the Legacy BNB Bank Directors then in office, which person so selected shall satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange. All vacancies on the Corporate Governance and Nominating Committee resulting from the cessation of service by any Legacy DCB Director for any reason shall be filled with a person selected and approved by a majority vote of all of the Legacy DCB Directors then in office, which person so selected shall satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(g)          Upon the expiration of the Specified Period, the Compensation Committee, the Audit Committee, and the Corporate Governance and Nominating Committee established pursuant to this Section 9.04 shall be automatically disbanded, and the directors to serve on each such committee thereafter shall be designated in accordance with the Bylaws and the respective committee corporate charters.

9.05	CORPORATE HEADQUARTERS; NAME; AMENDMENTS TO ARTICLE IX

(a)           Effective as of and from the Effective Time, the headquarters of the Bank will be located in Hauppauge, New York.

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(b)          Effective as of the Effective Time, the name of the Bank will be “Dime Community Bank.”

(c)          In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws or the Bank’s other constituent documents, the provisions of this Article IX shall control. During the Specified Period, the provisions of this Article IX may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the Entire Board of Directors.

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